Exhibit 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
BY AND BETWEEN
THE PARTIES LISTED ON SCHEDULE 1 HERETO
COLLECTIVELY, AS “SELLER”
AND
FOUNTAINS PORTFOLIO OWNER LLC
AS “BUYER”
DATED AS OF FEBRUARY 18, 2015

i

	11.2	Covenants of Buyer	38
	11.3	Licenses and Permits	39
	11.4	Employees	40
	11.5	Tax Contests	41
	11.6	Notices and Filings	42
	11.7	Access to Information	42
	11.8	Privacy Laws	43
	11.9	Further Assurances	43
12.		Conditions Precedent to Closing	44
	12.1	Mutual Conditions Precedent	44
	12.2	Buyer Closing Conditions	45
	12.3	Seller Closing Conditions	46
	12.4	Frustration of Closing Conditions	47
13.		Closing	47
	13.1	Seller Closing Deliveries	47
	13.2	Buyer’s Closing Deliveries	48
	13.3	Post-Closing Deliverables	49
14.		Costs and Expenses	49
	14.1	Seller Costs	49
	14.2	Buyer’s Costs	50
15.		Prorations and Adjustments	51
	15.1	Items to Be Prorated	51
	15.2	Closing Statement	54
	15.3	Post-Closing Adjustments	55
	15.4	Items Not Prorated	55
	15.5	Survival	55
16.		Survival, Indemnification and Release	56
	16.1	Seller Retained Liabilities	56
	16.2	Buyer Assumed Liabilities	57
17.		Damage or Destruction	60
18.		Notices	61
19.		Remedies	63
	19.1	Seller Default	63
	19.3	Buyer Default	64
	19.4	LIQUIDATED DAMAGES	64
20.		Assignment	65
21.		Interpretation and Applicable Law	65
22.		Amendment	65
23.		Attorneys’ Fees	65
24.		Entire Agreement; Survival	66
25.		Counterparts	66
26.		Time Is of the Essence; Calculation of Time Periods	66
27.		Real Estate Commission	66

28.	Severability	67
29.	Intentionally Omitted.	67
30.	No Option; Binding Effect	67
31.	Public Announcements	67
32.	No Recording	67
33.	Joint and Several Liability of Sellers	67

EXHIBITS
Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Closing Certificate
Exhibit F	Intentionally Omitted
Exhibit G	Intentionally Omitted
Exhibit H	Escrow Agreement
Exhibit I	Form of Confirmation Statement
Exhibit J	Audit Inquiry Letter
Exhibit K	Signed Representation Letter

SCHEDULES
Schedule 1	Sellers; Communities
Schedule 2	Management Agreements
Schedule 3	Excluded Property
Schedule 4	Required Governmental Approvals
Schedule 5	Existing Operating Licenses
Schedule 6	Provider Agreements
Schedule 7	Home Health Care Agreements
Schedule 8	Due Diligence Materials in Data Room
Schedule 9	Entrance Fees
Schedule 2.4	Personal Property
Schedule 2.5	Residency Agreements
Schedule 2.6	Tenant Leases
Schedule 2.9	Equipment Leases
Schedule 3.5	Tax Purchase Price Allocations
Schedule 4.2	Prior Surveys and Commitments
Schedule 6.3	Required Assumed Contracts
Schedule 9.1	Disclosure Schedule
Schedule 9.1.4	Material Contracts
Schedule 9.1.9	Licenses and Permits
Schedule 9.1.18	Financial Statements
Schedule 11.1.4	Form Residency Agreements
Schedule 15.1.5	Medicare/Medicaid Receivables Payment Schedule

Schedule 15.1.14	Accounts Receivable Payment Schedule

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of February 18, 2015 (the “Effective Date”), by and among the parties listed on Schedule 1 attached hereto and made a part hereof (each individually, a “Seller” and collectively, “Sellers”) and FOUNTAINS PORTFOLIO OWNER LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are sometimes each individually referred to as a “Party” and collectively as the “Parties.”
RECITALS:
A.     Each Seller is the respective owner of fee or leasehold title in and to its respective Property (as hereinafter defined) on each of which is operated certain senior housing communities (each, individually, a “Community”, and collectively, the “Communities”) situated on the respective parcels of real property located at the respective addresses, all as more particularly described on Schedule 1 attached hereto.
B.    Each of the Communities located at the Properties (as hereinafter defined) are managed by Watermark Retirement Communities, Inc. (“Manager”) pursuant to the management agreements described on Schedule 2 attached hereto (individually, a “Management Agreement” and collectively, the “Management Agreements”).
C.    Subject to the terms and conditions of this Agreement, Buyer agrees to purchase all of the Properties in their “AS-IS-WHERE-IS AND WITH ALL FAULTS” condition and further acknowledges that, except as expressly set forth herein, Sellers have made no representations or warranties to Buyer regarding any of the Properties or the operation thereof.
D.    Sellers and Buyer now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, each Seller shall sell its respective Property to Buyer and Buyer shall purchase all such Property from Sellers.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions.
1.1    Defined Terms. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1:
“Access and Exclusivity Agreement” means that certain Access and Exclusivity Agreement dated as of January 22, 2015, as amended, executed by Fountains Portfolio Owner LLC and Fountains Senior Living Holdings, LLC with respect to the Property.

“Additional Deposit” means an amount equal to Ten Million and 00/100 Dollars ($10,000,000.00).
“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.
“Alternative Transaction Proposal” means, prior to Closing, any proposal or offer (whether or not in writing) from any person or “group” of persons (within the meaning of Section 13(d) of the Securities Exchange of 1934), other than Buyer, regarding any of the following: (a) the acquisition by a third party of beneficial ownership (as defined in Rule 13d-3 as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of (or an interest that currently or with the passage of time or other event is convertible into or exchangeable or exercisable for) any of the outstanding voting securities of Sellers, in any one transaction or series of related transactions, (b) a merger, consolidation, business combination, reorganization, share exchange, recapitalization or similar transaction or series of related transactions involving Sellers, (c) a liquidation or dissolution of Sellers or any of its subsidiaries, or (d) any sale, lease, exchange, transfer, license or other disposition of the Communities.
“Applicable Law” means (i) all statutes, laws, common law, rules, regulations, ordinances, codes, resolutions and regulations of any Governmental Authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or Property in question is subject to the same.
“Brokers” means, collectively, Houlihan Lokey Capital, Inc. and Vant·Age Pointe Capital Management & Advisory, Inc.
“Business” means, with respect to each Community, the senior housing business and all activities related thereto conducted at such Community, including (i) the rental or sale (by payment of Entrance Fee) of rooms to Residents, (ii) the provision of services to Residents, (iii) the rental of any commercial or retail space to Tenants at the Community, (iv) the maintenance and repair of the Real Property and tangible Personal Property related to the Community, (v) the employment of the Community Employees, and (vi) the payment of Taxes.
“Business Day” means any day other than a Saturday, Sunday or federal legal holiday.
“Buyer Representatives” means Doug Bath and John Ambrosius.

“Buyer’s Knowledge”, “Buyer’s knowledge”, or any reference to the “knowledge” of Buyer, or words of similar effect, means the actual present knowledge of any Buyer Representative after due inquiry of the core Northstar diligence team, and without any personal liability with respect to any representation, warranty or other statement made in connection with this Agreement or the transactions contemplated hereby.
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means June 1, 2015; as the same may be extended pursuant to the terms of this Agreement; provided, however, that if such date (as the same may be extended pursuant to the terms of this Agreement) falls on or after the fifteenth (15th) day of any calendar month, then either Party may elect, upon written notice given to the other, to extend the Closing Date to the first (1st) Business Day of the immediately following calendar month.
“Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, together with all employment Taxes with respect thereto, including any withholding and employer contributions required under Applicable Law, but expressly excluding (i) bonus or incentive compensation; (ii) accrued paid time off; (iii) severance payments, (iv) health, welfare and other benefits provided to such Employee, and employer contributions to, and amounts paid or accrued under any such employee benefit arrangements for the benefit of such Employee; and (v) all other compensation accrued or payable to such Employee.
“Contracts” means, with respect to each Community, the Equipment Leases, the Provider Agreements, the Home Health Care Agreements, and Operating Agreements in effect for such Community, collectively.
“Current Entrance Fee Liabilities” means those Entrance Fee Liabilities as to which a Trigger Event has occurred as of the date of measurement.
“Cutoff Time” means 11:59 p.m. (local time) on the calendar day immediately preceding the Closing Date.
“Data Room” means the Project Mavericks data room website hosted by Intralinks.
“Deed” means a special or limited warranty deed (or its equivalent in the applicable jurisdiction) or assignment of lease, as applicable, substantially in the form of Exhibit B, (with such modifications as are required in the applicable jurisdiction) conveying such Seller’s fee title or leasehold title, as applicable, to the Real Property to Buyer, subject only to the Permitted Exceptions.

“Deferred Entrance Fee Liabilities” means those Entrance Fee Liabilities as to which a Trigger Event has not occurred as of the date of measurement.
“Deposit” means collectively the Initial Deposit and the Additional Deposit and any additional amounts held by Escrow Holder in connection therewith; provided, however, that (a) in all circumstances under this Agreement where Seller is entitled to the Deposit, Seller shall only be entitled to the Initial Deposit and the Additional Deposit (and not any such additional amounts), and (b) at Closing only the Initial Deposit and the Additional Deposit (and no such additional amounts) shall be credited against the Purchase Price.
“Due Diligence Period” means a period commencing on January 22, 2015 and terminating at 5:00 p.m. (New York time) on March 25, 2015.
“Due Inquiry” solely for purposes of determining “Seller’s Knowledge” as of any date shall mean that Michael Casey has:

(i)	delivered a copy of the representations and warranties set forth in Section 9 and all related Schedules to David Barnes and David Freshwater;

(ii)
instructed each of Mr. Barnes and Mr. Freshwater to (A) review such representations and warranties and (B) execute no more than ten (10) Business Days prior to such date a written statement in the form attached hereto as Exhibit I (the “Confirmation Statement”), modified as necessary to reflect such person’s knowledge, (1) confirming that each of the representations and warranties (as the same may be qualified by the Schedules) is true and correct as of the date thereof, or (2) identifying those representations and warranties that, to such person’s knowledge, are not true and correct as of the date of the Confirmation Statement, and describing in reasonable detail the matter(s) that cause such representation and warranty to not be true and correct; and

(iii)	promptly (but in any event on or prior to such date) delivered to Buyer copies of each Confirmation Statement received by Mr. Casey.

“Entrance Fees” means the “entrance fees” paid or payable by a Resident pursuant to a Residency Agreement, as set forth on Schedule 9 attached hereto (redacted to the extent necessary to comply with applicable privacy laws and regulations).
“Entrance Fee Liabilities” means all Liabilities of any Seller Entity to refund the Entrance Fees pursuant to the Residency Agreements, whether arising before or after the Closing, comprised as of Closing of both Current Entrance Fee Liabilities and Deferred Entrance Fee Liabilities, each of which are identified as such on Schedule 9 hereto.
“Environmental Laws” means all applicable federal, state and local laws, ordinances, rules and regulations relating to protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq.
“Escrow Holder” means First American Title Insurance Company.
“Excluded Property” means collectively the following tangible and intangible property, all of which shall not be transferred, assigned or conveyed to Buyer, and are excluded from each Seller’s Property: (a) the Seller/Manager Proprietary Marks (except to the extent constituting Intangible Property), (b) signs and other fixtures and personal property at the Communities that bear any of the Seller Proprietary Marks, (c) any Seller Entity internal management, operational, employee and similar manuals, handbooks and publications, (d) the property described on Schedule 3 (if any), which Sellers shall have the right to remove from the Properties at or prior to Closing at Seller’s sole cost and expense, (e) the Licenses and Permits set forth on Schedule 3, as well as the Licenses and Permits and Residents records, if any, that any Seller is prohibited by Applicable Law from transferring, (f) personnel records for Employees who are not Hired Employees and, to the extent the transfer of such records to Buyer or its Affiliates is prohibited by Applicable Law, for Hired Employees, (g) Licenses and Permits relating to the sale or provision of alcoholic beverages at any of the Communities, it being acknowledged and agreed by Buyer that such Licenses and Permits do not belong to Seller and are not being transferred to Buyer as part of the Property, (h) funds on deposit in any bank accounts (including operating or reserve accounts) maintained by or for the benefit of Sellers, and (i) any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Contracts, (iii) the Tenant under any Tenant Leases, (iv) any Employees, (v) Manager, or (vi) any Residents, guests, licensees or invitees of the Communities.
“Existing Operating Licenses” means those operating licenses currently in effect for each of the Communities, as more particularly described on Schedule 5 attached hereto.
“F&B” means all food and non-alcoholic beverages which are located at a Property (whether opened or unopened), or ordered for future use at such Property as of Closing, in the Ordinary Course of Business;
“FF&E” means all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at a Property, or ordered for future use at such Property as of Closing in the Ordinary Course of Business.
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.
“Hazardous Substances” means any toxic or hazardous substance, waste or material or pollutant or contaminant regulated by any Environmental Law, including asbestos, petroleum and petroleum-based products, polychlorinated biphenyls, urea formaldehyde, and radioactive materials.
“Health Care Law” means (i) any and all Applicable Laws relating to health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state laws, as applicable, related to pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all Applicable Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all Applicable Laws or regulatory bodies; (ix) Applicable Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including such Applicable Laws relating to licenses, approvals, certificates, certificates of need, permits, consents, authorizations and variances required for the management or operation of skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (x) Applicable Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) Applicable Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; and (xii) life safety codes.
“Home Health Care Agreements” means the agreements identified on Schedule 7 attached hereto.
“Initial Deposit” means an amount equal to Ten Million and 00/100 Dollars ($10,000,000.00).
“Liability” means any claims, suits, liability, obligation, loss, diminution in value, settlement payments, awards, judgments, fines, penalties, damage, demands, claims, assessments, deficiencies, cost, charge or expense (including reasonable attorneys’ fees) of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen, including reasonable attorneys’ fees and expenses and court costs. Except and only to the extent provided in Section 16.3.3 below, in no event shall “Liability” include any consequential, punitive, exemplary, special, treble or other forms of multiple or other non-actual damages.
“Management Agreements” means the facility management agreements for each of the Communities identified on Schedule 2 attached hereto.
“Manager” has the meaning given to it in Recital B above.
“Manager Termination” means an agreement to be executed and delivered by Manager at Closing in form and substance mutually acceptable to Manager and Sellers (a) terminating the Management Agreements with respect to Communities that are not subject to an Interim Bridging Document effective as of the Closing Date, and (b) releasing Seller Entities from all Liability accrued thereunder.
“Material Contract” means, for any Community, (a) any Contract requiring aggregate annual payments in excess of Fifty Thousand and no/100 Dollars ($50,000.00) for such Community for any year during the term of such Contract after Closing and which cannot be terminated upon 90 days’ notice or less, and (b) the Home Health Care Agreements.
“Non-Disclosure Agreement” means the letter agreement dated September 23, 2014 between Fountains Senior Living Holdings, LLC and Northstar Asset Management Group, Ltd., the terms of which are incorporated herein by reference and shall remain in full force and effect notwithstanding any provision contained therein providing for its termination upon the execution of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with each Seller’s and Manager’s past and current custom and practice for the applicable Business, taking into account the facts and circumstances in existence from time to time.
“Permitted Exceptions” means (a) any Title Matter approved or deemed approved by Buyer during the Title Review Period, (b) any New Title Matter approved or deemed approved by Buyer pursuant to Section 4.3 and (c) all liens and encumbrances caused or created by Buyer or any person or entity acting on behalf of Buyer.
“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
“Portfolio” means collectively all of the Properties and the Businesses located thereon, taken as a whole.
“Provider Agreements” means the Medicare/Medicaid Provider Agreements identified on Schedule 6 attached hereto.
“Real Property” means collectively the Land, the Improvements and the Appurtenances.
“Required Governmental Approvals” means the regulatory approvals, consents and authorizations of Governmental Authorities necessary for each Seller to sell, and for Buyer to purchase the Communities and operate the Business located therein from and after Closing in the same manner as is currently operated, including those approvals, consents and authorizations set forth on Schedule 4 attached hereto.
“Residency Agreement” means each type of residency agreement entered into by and between a Resident at a Community and the applicable Seller (or by Manager on behalf of such Seller) pertaining to such Resident’s occupancy at such Community.
“Resident(s)” means any and all persons occupying the Real Property or any part thereof pursuant to a Residency Agreement.
“Resident Data” means all individually identifiable personal health, financial and demographic information relating to individuals residing at the Communities or receiving services from the Business located therein, including, but not limited to, “protected health information,” as that term is defined in 45 C.F.R. §160.103.
“Seller Entity(ies)” means individually or collectively, as the case may be, Seller, any person or entity acting by or on behalf of Seller (including Manager), any Affiliate of Seller, and each of their respective direct or indirect partners, officers, directors, members, managers, employees, agents, attorneys, representatives, Affiliates, successors or assigns of Seller.
“Seller/Manager Proprietary Marks” means the trademarks, trade names, servicemarks, symbols, logos and other intellectual property rights held by Manager or its Affiliates or any Seller Entity.
“Sellers’ Knowledge” means the actual present knowledge of Michael Casey, after Due Inquiry, and without any personal liability with respect to any representation, warranty or other statement made in connection with this Agreement or the transactions contemplated hereby. For purposes hereof, “knowledge” means, the conscious awareness of Mr. Casey at the time in question, and expressly excludes any constructive, imputed or implied knowledge of Mr. Casey.

“Sellers’ Possession” means in the possession or control of any officer or employee of any Seller or Manager (or any of their respective Affiliates); provided, however, that any reference in this Agreement to Sellers’ Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to Applicable Law prohibiting their disclosure by any Seller, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Seller.
“Supplies” means all china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at a Property or ordered for future use at such Property as of Closing in the Ordinary Course of Business.
“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on any Seller with respect to its Property or its Business, including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.
“Tenants” means all persons or entities occupying any portion of a Property pursuant to a Tenant Lease.

“Title Company” means First American Title Insurance Company whose address is 666 Third Avenue, New York, New York 10017; Attention: Brett Habermann and David Smedley.
“Trigger Event” means an event occurring prior to or during the term of this Agreement that obligates a Seller to repay the Entrance Fee for any Resident pursuant to the terms of the applicable Resident Agreement by the end of a fixed period of time and without the occurrence of any other event.
“WARN Act” means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., as well as the rules and regulations thereto, set forth in 20 CFR 639, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.
1.2    Additional Defined Terms. In addition to the terms defined in Section 1.1, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

“Agreement”	Preamble
“Approval Notice”	Section 6.2
“Appurtenances”	Section 2.2
“Assignment”	Section 20
“Assignment Agreement”	Section 13.1.4
“Assumed Contracts”	Section 6.3
“Assumed Liabilities”	Section 16.2
“Audited Year”	Section 11.1.8
“Books and Records”	Section 2.11
“Buyer”	Preamble
“Buyer Default”	Section 19.2
“Buyer Closing Conditions”	Section 12.2.1
“Buyer Closing Condition Failure”	Section 12.2.2
“Buyer Closing Deliveries”	Section 13.2
“Buyer New Title Matter Objection Notice”	Section 4.3
“Buyer New Title Matter Response Notice”	Section 4.3
“Buyer Representative”	Section 6.1
“Cap”	Section 16.1.2
“Closing Payment”	Section 3.2
“Closing Statement”	Section 15.2
“Commitment”	Section 4.2
“Community(ies)”	Recital “A”
“Company”	Section 11.1.8
“Contracts Notice”	Section 6.3
“Contract Notice Date”	Section 6.3
“Deductible”	Section 16.1.2

“Department of Revenue”	Section 11.1.7
“Disclosure Schedule”	Section 9.1
“Due Diligence Items”	Section 5
“Effective Date”	Preamble
“Employees”	Section 9.1.8
“Employer”	Section 9.1.8
“Equipment Leases”	Section 2.9
“Escrow”	Section 7.1
“Escrow Holdback Agreement”	Section 16.1.2
“Estoppel”	Section 11.1.1
“Extended Survival Period”	Section 16.1.2
“Financial Statement”	Section 9.1.18
“FIRPTA”	Section 13.1.5
“Government Sponsored Health Care Program”	Section 9.1.13(a)
“Hired Employees”	Section 11.4.1
“Improvements”	Section 2.3
“Indemnified Party”	Section 16.3.1
“Indemnifying Party”	Section 16.3.1
“Independent Contract Consideration”	Section 3.3
“Inspections”	Section 6.1
“Intangible Property”	Section 2.8
“Interim Bridging Document”	Section 11.3.3
“Internal Revenue Code”	Section 13.1.5
“Land”	Section 2.1
“Licenses and Permits”	Section 2.7
“Licensing Surveys”	Section 9.1.13(c)
“Management Agreement(s)”	Recital “B”
“Manager”	Recital “B”
“Material Casualty”	Section 17.1
“Material Condemnation”	Section 17.2
“Monetary Liens”	Section 4.2
“Mutual Closing Conditions”	Section 12.1.1
“New Contracts and Leases”	Section 11.1.1
“New Operating Licenses”	Section 11.3.1
“New Survey”	Section 4.2
“New Title Matter”	Section 4.3
“NSAM”	Section 20
“OFAC”	Section 9.1.11
“Operating Agreements”	Section 2.10
“Party” and “Parties”	Preamble
“Patriot Act”	Section 9.1.11
“Personal Property”	Section 2.4
“Post-Closing Claim”	Section 16.1.2
“Post-Closing Obligations”	Section 16.1.2
“Post-Closing Plans”	Section 11.4.3
“Post Due Diligence Disclosure”	Section 9.2

“Prior Survey”	Section 4.2
“Projected CapEx”	Section 3.6
“Property(ies)”	Section 2
“Purchase Price”	Section 3
“REIT”	Section 11.1.9
“Rent Roll”	Section 9.1.12(a)
“Representatives”	Section 11.1.4
“SEC Filings”	Section 11.1.8
“Seller(s)”	Preamble
“Seller Closing Conditions”	Section 12.3.1
“Seller Closing Deliveries”	Section 13.1
“Seller Default”	Section 19.1
“Seller New Title Matter Election Notice”	Section 4.3
“Seller Retained Liabilities”	Section 16.1.1
“Seller’s Notice Period”	Section 4.2
“SNDA”	Section 11.1.1
“Stub Period”	Section 11.1.8
“Surveys”	Section 4.2
“Survival Period”	Section 16.1.2
“Tail Insurance Policy”	Section 12.2.1
“Tax Clearance Certificate”	Section 11.1.7
“Tax Purchase Price Allocation”	Section 3.5
“Tenant Leases”	Section 2.6
“Terminated Contracts”	Section 6.3
“Third Party Claim”	Section 16.3.1
“Third Party Payor”	Section 9.1.13(a)
“Title Documents”	Section 4.2
“Title Matter(s)”	Section 4.2
“Title Policy(ies)”	Section 4.1
“Title Review Period”	Section 4.2
“Trade Payables”	Section 15.1.13
2.    Purchase and Sale. Each Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions of this Agreement, all of such Seller’s right, title, and interest (if any) in and to its respective property and assets set forth in this Section 2 but expressly excluding the Excluded Property (all of such property and assets as hereinafter described is collectively referred to as, with respect to each individual Community, individually a “Property” and collectively the “Property”, or “Properties”, as applicable) consisting of the following:
2.1    Land. All of that certain real property underlying the Communities, as such real property is more particularly described on Exhibit A attached hereto (collectively, the “Land”). The Parties acknowledge and agree that it is the intent of the Parties that the term “Land” shall include all real property comprising the Communities or owned by any Seller in connection with any of the Communities, and that all of such Seller’s interest in such Land be conveyed to Buyer pursuant to this Agreement. The Parties further acknowledge and agree that to the extent the Parties discover that Exhibit A does not reflect all such Land, the Parties will amend Exhibit A to so reflect all such Land, and that upon such amendment any such additional Land shall become part of the “Land” for all purposes hereof.
2.2    Appurtenances. All privileges, easements and other rights appurtenant to the Land, including all minerals, oil, gas and other hydrocarbon substances in, on and under the Land, all development rights, air rights, water rights and water stock owned by such Seller relating to the Land, and all easements, rights of way, roads, alleys, strips and gores within or bounding the Land, or other appurtenances used in connection with the beneficial use and enjoyment of the Land, and rights of ingress and egress thereto (collectively, the “Appurtenances”).
2.3    Improvements. All improvements and fixtures located on the Land, including the physical buildings consisting of independent, assisted living, and skilled nursing living units, and memory care units, together with all other structures, apparatus, equipment and appliances located on and used in connection with the operation or occupancy of the Land (the foregoing, collectively, the “Improvements”).
2.4    Personal Property. All tangible personal property located on or in, stored for future use with, or used in connection with, the Real Property and identified on Schedule 2.4 attached hereto, including the FF&E, the Supplies and the F&B (the “Personal Property”).
2.5    Residency Agreements. All Residency Agreements, together with all deposits held in connection with the Residency Agreements, and inclusive of any Residency Agreements entered into after the date hereof in accordance with Section 11.1.5 hereof, as set forth on the attached Schedule 2.5; provided, however, that the information on Schedule 2.5 will be redacted to the extent necessary to comply with applicable privacy laws and regulations.
2.6    Tenant Leases. All leases, subleases, licenses, concessions and similar agreements, together with all amendments and renewals thereof and supplements thereto, and inclusive of any such leases, subleases, licenses, concessions and similar agreements entered into after the date hereof in accordance with Section 11.1.1 hereof, if applicable, as set forth on Schedule 2.6 (or as otherwise permitted under this Agreement) granting to any other Person the right to use or occupy any portion of such Seller’s Real Property, together with all security deposits held by the Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer, and any guaranties or pledges related thereto, but specifically excluding the Residency Agreements (the “Tenant Leases”).
2.7    Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by such Seller or by an Affiliate of such Seller or by Manager for the benefit of such Seller with respect to such Seller’s Community (including, the Existing Operating Licenses and the Provider Agreements), including use or occupancy of such Community or the Business at such Community, together with any deposits made by such Seller thereunder (the “Licenses and Permits”), in each case to the extent transferrable.
2.8    Intangible Property. To the extent assignable, all other intangible property used by such Seller in the ownership, use, operation, occupancy, maintenance or development of the Real Property and Personal Property, including all (a) warranties and guaranties received from manufacturers, contractors, subcontractors, manufacturers, suppliers, installers or other Person in connection with the construction or operation of the Communities; (b) telephone numbers, e-mail addresses, logos, service marks, copyrights, trade or assumed names, brand names, certification marks, collective marks, d/b/a’s, symbols, trade dress, fictitious names, trademarks (including, but not limited to the name “Fountains”), domain names and sub-domain names used in the operation of or in connection with the Communities and other indicia or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including renewals of same; and (c) consents, licenses, authorizations, approvals, certificates, entitlements, floor plans, CAD files, software and software files, plans, specifications, surveys, architectural or engineering renderings, blue prints, drawings, utility contracts, soils and other geological reports and studies and all other similar reports, studies or information relating to such Seller’s ownership and operation of the Real Property and the Personal Property with respect to its Community (collectively, the “Intangible Property”); provided that the Intangible Property shall not include any Excluded Property.
2.9    Equipment Leases. All leases and purchase money security agreements, together with all amendments thereof and supplements thereto set forth on Schedule 2.9 (or as otherwise permitted under this Agreement), for any equipment, machinery, vehicles, furniture or other personal property located at such Seller’s Community, which are held by such Seller and used primarily in such Seller’s Business, together with all deposits made by the Seller thereunder (the “Equipment Leases”), to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer.
2.10    Operating Agreements. Subject to Section 6.3, all maintenance, service and supply contracts, reservation agreements, credit card service agreements, and all other similar agreements, together with all amendments thereof and supplements thereto, for goods or services which are held by such Seller or by an Affiliate of such Seller in connection with such Seller’s Business, other than the Tenant Leases, Equipment Leases, Residency Agreements and Licenses and Permits, together with all deposits made or held by such Seller thereunder, and inclusive of any such contracts entered into after the date hereof in accordance with Section 11.1.1 hereof, if applicable (the “Operating Agreements”), to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer; provided, however, that the Operating Agreements shall not include, or be deemed to include the Management Agreements.
2.11    Books and Records. All books and records located at such Seller’s Community or within Seller’s Possession, which relate exclusively to such Community or the Business at such Community, but expressly excluding all documents and other materials which:
(a) are legally privileged or constitute attorney work product;
(b) are subject to Applicable Law prohibiting their disclosure by any Seller;
(c) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of any Seller, including, all (i) internal financial analyses, appraisals, Tax returns, financial statements, (ii) corporate or other entity governance records, (iii) any Employee personnel files for employees not hired by Buyer or its manager and for those hired by Buyer or its manager, those portions of Employee personnel files which Seller is not legally entitled or authorized to transfer or disclose, and (iv) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Seller Entity in connection with the transactions described in this Agreement; provided, however, that the excluded property described in this clause (c) shall not prevent Buyer from receiving copies (upon request of such items from Sellers) of or using any of the afore-described items, rights, claims or the like which are reasonably necessary for the following purposes: (1) to evidence, support and/or substantiate historical leasing, operation and maintenance of the applicable Communities and/or the expenses and revenues thereof, (2) to support the continued leasing, operation and maintenance of the applicable Community, and/or the determination and substantiation of future billings, allocations and responsibilities on account of taxes and other charges related to such Community and/or to (3) to defend or prosecute claims against third parties; or
(d) are subject to a Management Agreement prohibiting their disclosure
(all of the foregoing other than the items described in (a) through (d) above, the “Books and Records”).
3.    Purchase Price. The total Purchase Price for all of the Property shall be Six Hundred Forty Million and No/100 Dollars ($640,000,000.00) (“Purchase Price”), as adjusted by the prorations and adjustments provided elsewhere in this Agreement. The Purchase Price shall be payable as follows:
3.1    Deposit. Within one (1) Business Day following the mutual execution and exchange of this Agreement, Buyer shall deposit the Initial Deposit with Escrow Holder, in the form of a wire transfer payable to Escrow Holder. If Buyer has delivered the Approval Notice pursuant to the provisions hereof prior thereto, then within one (1) Business Day after the expiration of the Due Diligence Period Buyer shall deposit the Additional Deposit with Escrow Holder. Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured account or such other instruments as directed by Buyer and reasonably acceptable to Seller. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price on the Closing Date. If the sale of the Property is not consummated because of the termination of this Agreement in accordance with Section 4.2, 4.3, 6.2, 9.2, 12.1.2, 12.2.2, 17.1, 17.2 or 19.1, the Deposit shall be paid over to Buyer. If the sale of the Property is not consummated because of the termination of this Agreement in accordance with Sections 12.3.2 or 19.2, the Deposit shall be paid to Seller.
3.2    Closing Payment. On or before the Closing Date, Buyer shall deposit with the Escrow Holder the balance of the Purchase Price (the “Closing Payment”), as adjusted by the prorations and adjustments provided for in this Agreement, in immediately available funds by wire transfer made payable to Escrow Holder.
3.3    Independent Contract Consideration. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Holder for delivery to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
3.4    All or Nothing Basis. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the Properties at Closing in consideration for the Purchase Price. Sellers and Buyer acknowledge and agree that, except as otherwise provided in this Agreement, (i) the sale of the Properties shall be on an “all or nothing” basis, (ii) Buyer shall have no right, and Sellers shall have no obligation, to exclude any single Property or any portion thereof from the transaction described in this Agreement, and (iii) any termination of this Agreement shall constitute a termination of this Agreement as to all of the Properties.
3.5    Tax Purchase Price Allocation. During the Due Diligence Period, the Parties shall cooperate in good faith to agree upon an allocation of the Purchase Price (and any liabilities properly included therein for Tax purposes) among the Properties and, within each Property, among the assets that comprise the Property (the “Tax Purchase Price Allocation”) for federal, state and local tax purposes in accordance with Section 1060 of the Internal Revenue Code, and once agreed upon, the Parties shall attach such Tax Purchase Price Allocation to this Agreement as Schedule 3.5. Buyer and Seller shall (i) cooperate in the filing of any forms (including Form 8594 under

Section 1060 of the Code) with respect to such allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price, and (ii) shall file all federal, state and local tax returns and related tax documents consistent with such allocation, as the same may be adjusted pursuant to any provisions of this Agreement. For greater certainty, this Section 3.5 shall survive Closing.
3.6    No Adjustment to Purchase Price. Buyer acknowledges and agrees that (a) as part of the Due Diligence Items, and prior to the execution of this Agreement, Buyer has received and reviewed a schedule of capital expenditures setting forth the nature and projected cost of capital expenditures to be performed at the Properties over the next five (5) years (“Projected CapEx”), (b) the Purchase Price reflects the fact that the Projected CapEx will be performed (if at all) by Buyer at Buyer’s sole cost and expense, and (c) the Purchase Price is not subject to adjustment to account for any such Projected CapEx, or any other costs of maintenance, deferred maintenance, repair and/or replacement of all or any part of the Property arising from “ordinary wear and tear” incurred in the operation of the Properties as the same have previously been and are currently being operated and in the Ordinary Course of Business.
4.    Title to Property.
4.1    Title Insurance. At Closing, each Seller shall convey to Buyer, through escrow, good and insurable fee simple title to the Real Property for each Community, subject only to the Permitted Exceptions, by duly executing and acknowledging a Deed for the same, and the Title Company shall issue (or shall irrevocably commit to issue) to Buyer an ALTA Owner’s Policy of Title Insurance, together with such endorsements as, prior to the expiration of the Due Diligence Period, Buyer will have requested and Title Company will have agreed to issue; provided that such agreement shall not be conditioned upon any act of Sellers other than delivery of an owner’s affidavit customarily given to title companies by sellers of similar properties (each a “Title Policy” and, collectively, the “Title Policies”), insuring in Buyer fee simple title to the Real Property of each Community with liability in the amount of the Tax Purchase Price Allocation attributable to such Property, subject only to the Permitted Exceptions.
4.2    Procedure for Approval of Title. (a) Buyer acknowledges and agrees that Seller has delivered to Buyer a title insurance commitment for the Real Property of each Community (each, a “Commitment”) identified on Schedule 4.2, together with legible copies of all items identified as exceptions therein, and as soon as practicable after the date hereof, shall deliver a Commitment (together with legible copies of all items identified as exceptions therein) for the Real Property for any Community not identified on Schedule 4.2 (collectively, the “Title Documents”); and (b) a copy of the most recent surveys of the Communities identified on Schedule 4.2 (each, a “Prior Survey”). As soon as practicable after the date hereof, Buyer shall obtain a current survey (each, a “New Survey”, and collectively with the Prior Survey, the “Surveys”) of any or all of the

Land and the Improvements by a registered land surveyor. Buyer shall pay all costs and expenses incurred in obtaining a New Survey. Buyer shall have until the date which is ten (10) days prior to the expiration of the Due Diligence Period to review and approve or object to, in writing, the condition of the title to the Real Property of each Community as reflected on the Commitment and the Surveys (“Title Review Period”); provided, however, that with respect to any Commitment for Real Property not identified on Schedule 4.2 or any New Survey that is not received by Buyer at least five (5) Business Days prior to the expiration of the Title Review Period, the Title Review Period will be extended solely with respect to such Commitment or New Survey, as applicable, to the date that is five (5) Business Days after Buyer’s receipt of such Commitment or New Survey, as applicable. If the Title Documents or the Surveys reflect or disclose any defect, exception or other matter that is unacceptable to Buyer (each, a “Title Matter”, and collectively, the “Title Matters”), then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period. Seller may, at its sole option, elect, by written notice given to Buyer within five (5) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove, or agree to cure and remove by Closing, any of the Title Matters, provided, however, that notwithstanding anything to the contrary set forth herein, Seller shall be obligated to remove (or bond over) any mortgages, deeds of trust, mechanics’ liens, security agreements, delinquent taxes or other similar liens or charges capable of computation as a fixed sum which were created or expressly assumed by a Seller (collectively, “Monetary Liens”). The failure of a Seller to deliver written notice electing to cure any or all such objected to exceptions during such Seller’s Notice Period shall be deemed an election by such Seller not to cure such exceptions, other than Monetary Liens. In the event such Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event such Seller fails to cure or remove any objection which such Seller agrees or is required to cure, then Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to (i) terminate this Agreement on or before the expiration of the Due Diligence Period and obtain a refund of the Deposit, or (ii) waive any Title Matters that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to such Seller of its election to terminate this Agreement pursuant to clause (i) of the immediately preceding sentence within seven (7) days after the expiration of the Seller’s Notice Period shall be deemed an election by Buyer to waive its objections as to all Title Matters that such Seller has not agreed to release or cure (other than Monetary Liens) and to proceed to Closing hereunder. The foregoing provisions of this Section 4.2 shall neither limit nor expand Buyer’s rights under Section 6.2, it being understood and agreed by the parties that if Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be conclusively deemed to have approved the status of title subject only to (i) those Title Matters as to which Buyer has timely objected and as to which such Seller has removed or agreed to remove in accordance with the provisions of this Section 4.2, and (ii) any New Title Matter as to which Buyer has timely objected and as to which such Seller has removed or agreed to remove in accordance with Section 4.3.

4.3    New Title Matter. If at any time after the expiration of the Title Review Period or the Due Diligence Period, as applicable, Buyer receives a new, updated or supplemental Commitment or Survey with respect to one or more of the Communities, and such new, updated or supplemental Commitment or Survey discloses one or more Title Matters that are not Permitted Exceptions (in each case, a “New Title Matter”), and (a) such New Title Matter was not within Buyer’s Knowledge prior to the expiration of the Due Diligence Period, (b) such New Title Matter either (i) was created by or at the direction of Seller, or (ii) would have a material, adverse impact on the access to or the current use or operations of a Property, or (iii) would be reasonably expected to result in a new tax or assessment against the Property in excess of five percent (5%) of the gross annual revenues for such Property for the immediately preceding twelve (12) months (following the exhaustion of all appeals), and (c) such New Title Matter was not caused by Buyer or any Person on behalf of Buyer, Buyer may object to such New Title Matter by providing written notice to such Seller within five (5) Business Days after receiving such new, updated or supplemental Commitment or New Survey (the “Buyer New Title Matter Objection Notice”). If Buyer timely delivers a Buyer New Title Matter Objection Notice to any such Seller, such Seller may elect, by providing written notice (the “Seller New Title Matter Election Notice”) to Buyer within five (5) Business Days after such Seller’s receipt of such Buyer New Title Matter Objection Notice, (A) to remove or cure such New Title Matter at or prior to Closing, or (B) not to remove or cure such New Title Matter; provided, however, that if such New Title Matter is a Monetary Lien, Seller shall be obligated to remove or bond over the same as of Closing. If the New Title Matter is a new tax or assessment described in clause (b)(iii) above and the amount of such new tax or assessment is quantifiable (e.g., an assessment for one or more specified periods, as compared to one that extends into perpetuity), then Seller may elect to cure such New Title Matter by promptly notifying Buyer of Seller’s intention to contest such tax or assessment, and providing Buyer with evidence reasonably satisfactory to Buyer that Seller has reserved for or bonded over any potential liability associated with such tax or assessment. If such contest is not resolved in Seller’s favor prior to Closing, Escrow Holder shall retain an amount equal to 110% of the contested amount until such time as the contest is finally determined, at which time the funds so retained shall be either returned to Seller, to the extent such contest is determined in favor of Seller, or to Buyer, to the extent such contest is not determined in favor of Seller. If such Seller does not timely provide a Seller New Title Matter Election Notice to Buyer within such time period, then such Seller shall be deemed to have elected not to remove or cure such New Title Matter pursuant to clause (B) of the preceding sentence. If such Seller elects or is deemed to have elected not to remove or cure a New Title Matter, then Buyer shall have the right to elect, by providing written notice (the “Buyer New Title Matter Response Notice”) to such Seller within five (5) Business Days after Buyer’s receipt of the Seller New Title Matter Election Notice, to (1) terminate this Agreement, in which case the Deposit shall be disbursed to Buyer, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (2) proceed to Closing pursuant to this Agreement and accept title to the applicable Real Property subject to such New Title Matter which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such New Title Matter. If Buyer does not provide a Buyer New Title Matter Response Notice to Sellers within such time period, Buyer shall conclusively be deemed to have elected to proceed to Closing pursuant to clause (2) of the preceding sentence. If applicable, Closing shall be adjourned to the extent necessary to provide the Parties with the full benefit of the time periods provided herein.
5.    Due Diligence Items. Buyer acknowledges receipt, as of the date hereof, of the due diligence materials set forth in the Data Room and listed on Schedule 8 attached hereto. Within five (5) Business Days after Buyer’s request therefor, Seller shall use commercially reasonable efforts to respond to Buyer’s reasonable requests for additional due diligence materials by depositing such information into the Data Room or otherwise delivering the same to Buyer (all documents and materials so delivered into the Data Room or otherwise provided by Sellers to Buyer pursuant to or in connection with this Agreement, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Buyer based on the information in such documents or materials are collectively referred to herein as the “Due Diligence Items”). Except as otherwise expressly set forth in this Agreement, Seller makes no representation whatsoever regarding the Due Diligence Items, including as to their completeness or accuracy.
6.    Inspections.
6.1    Procedure; Indemnity. Subject to and in accordance with the provisions of the Access and Exclusivity Agreement and this Section 6, Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time during the period beginning on the Effective Date and expiring at the Closing Date. Buyer and its investors and lenders, and its and their respective duly authorized agents or representatives or contractors shall be permitted to enter upon the Real Property of each Community at all reasonable times during such period in order to conduct engineering studies, soil tests or other non-invasive environmental studies and any other inspections and/or tests that Buyer may deem necessary (collectively, the “Inspections”) provided that such entry shall be in accordance with the terms and conditions of the Access and Exclusivity Agreement. At its election, such Seller may have a representative present during any such inspection. Buyer agrees to promptly repair any damage to, and discharge any liens that may be imposed against, the Property as a result of Buyer’s Representative’s Inspections and to defend, indemnify and hold each Seller Entity harmless from all Liability incurred by any Seller Entity as a result of any Inspections performed by Buyer’s Representatives, each in accordance with the provisions of the Access and Exclusivity Agreement. For greater certainty, the foregoing indemnity and agreements shall survive Closing or any termination of this Agreement.

6.2    Approval of Due Diligence. Buyer shall have until the conclusion of the Due Diligence Period to approve or disapprove of the Inspections, Due Diligence Items, the state of title (subject to New Title Matters), and the economic feasibility of the Property. If, on or before the expiration of the Due Diligence Period, Buyer delivers written notice (the “Approval Notice”) to Seller and Escrow Holder approving its due diligence and electing to proceed with the transactions contemplated in this Agreement (which notice shall be given or not given in Buyer’s sole and absolute discretion, and for any reason or no reason whatsoever), then (a) subject to the terms and conditions of this Agreement, Buyer shall be deemed to have approved all matters concerning the Property, (b) the Deposit shall become non-refundable to Buyer other than as provided in Section 3.1 hereof, (c) Buyer shall deliver the Additional Deposit to Escrow Holder within one (1) Business Day after the expiration of the Due Diligence Period, and (d) the Parties shall proceed to Closing in accordance with and subject to the provisions of this Agreement. If Buyer does not timely deliver the Approval Notice as provided herein, then Buyer shall be deemed to have elected not to proceed with the transactions contemplated in this Agreement, in which event this Agreement and Escrow shall be terminated, Buyer shall not be entitled to purchase the Property, Sellers shall not be obligated to sell the Property to Buyer, and the Parties shall be relieved of any further obligation to each other with respect to the Property that does not by its terms survive a termination of this Agreement. Upon such a termination, Escrow Holder shall, without any further action required from any Party, return all documents and funds, including the Deposit (less the Independent Contract Consideration), to Buyer and no further duties shall be required of Escrow Holder.
6.3    Assumption of Contracts. On or before the expiration of the Due Diligence Period (the “Contract Notice Date”), Buyer may deliver a written notice to Seller (the “Contracts Notice”) identifying those Contracts that Seller shall assign to Buyer and that Buyer shall assume as of the Closing Date (such designated Contracts shall be collectively referred to herein as the “Assumed Contracts”). Seller shall terminate all Contracts that are not Assumed Contracts (the “Terminated Contracts”) on or before Closing. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Contracts Notice on or before the expiration Contract Notice Date, all Contracts shall be Assumed Contracts. Notwithstanding anything to the contrary contained in this Section 6.3, Buyer shall have no right to terminate the following Contracts, all of which shall be deemed to be Assumed Contracts: (a) the Equipment Leases; (b) the Residency Agreements, (c) the Tenant Leases, (d) the Provider Agreements, (e) the Home Health Care Agreements, (f) all Contracts that are not Material Contracts, and (f) those Contracts identified on Schedule 6.3 attached hereto.
7.    Escrow; Closing.
7.1    Opening of Escrow. The sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within one (1) Business Day after the execution and delivery of this Agreement by Seller and Buyer. This Agreement shall constitute the joint escrow instructions between the Parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) Business Days after receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.
7.2    Closing Date. Closing shall occur on the Closing Date.
7.3    Duties of Escrow Holder. Escrow Holder shall undertake the following at or promptly after Closing:
7.3.1    If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;
7.3.2    Cause each Deed and any other recordable instruments that the Parties so direct to be recorded in the Official Records of the Recorder of the County in which the applicable Property is located. If permitted by Applicable Law, Escrow Holder is hereby instructed not to affix the amount of the documentary transfer Tax on the face of any Deed, but to pay on the basis of a separate affidavit of Seller not made a part of the public record;
7.3.3    Cause each non-recorded document to be delivered to the Party acquiring rights thereunder, or for whose benefit such document was obtained, unless there are sufficient fully executed counterparts so that each Party executing the same can receive its own fully executed counterpart;
7.3.4    Deliver the Title Policies to Buyer as soon as practicable;
7.3.5    Deliver to Seller the Closing Payment, and such other funds, if any, as may be due to Seller by reason of credits under this Agreement; and
7.3.6    Comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code, Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all Liability arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.
8.    AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 8 have been required by Sellers as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.
8.1    Buyer’s Acknowledgment. As a material inducement to Sellers to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:
8.2    AS-IS. Subject to Sellers’ representation and warranties expressly set forth in this Agreement or in any documents executed by a Seller in connection with Closing, Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS,” and upon the expiration of the Due Diligence Period has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.
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Buyer’s Initials
8.3    No Representations. Other than the express representations and warranties of Sellers contained in this Agreement or in any documents executed by a Seller in connection with Closing, no Seller Entity has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including its use, condition, value, entitlements, condemnation actions (current or prospective), compliance with Applicable Law, existence or absence of any environmental hazards or conditions thereon (including the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.
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Buyer’s Initials
8.4    No Implied Warranties. Except for any express representations and warranties of Sellers set forth in this Agreement or in any documents executed by a Seller in connection with Closing, each Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, or the performance of Sellers’ obligations hereunder including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.
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Buyer’s Initials
8.5    Information Supplied by Sellers. Buyer specifically acknowledges and agrees that (i) no Seller has made any representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by any Seller to Buyer, including the Due Diligence Items (other than any representations and warranties of Sellers set forth in this Agreement or in any documents executed by a Seller in connection with Closing which relate to such documents or the Due Diligence Items), (ii) Buyer has undertaken or will undertake such inspections of the Property as Buyer deems necessary and appropriate, and (iii) Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of any Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, except for any representations or warranties set forth in this Agreement or in the documents executed and delivered by Sellers at Closing, nor shall any be deemed to have been made, to Buyer with respect to any and all Due Diligence Items, either by any Seller Entity or by any third parties that prepared the same.
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8.6    Assumption/Release. As of Closing, Buyer hereby (i) assumes the risk of adverse matters, including adverse physical conditions, defects, construction defects, environmental, health, safety and welfare matters or conditions which may or may not have been revealed by Buyer’s investigation and evaluation of the Property, and (ii) fully and irrevocably releases each and every Seller Entity from any and all claims that Buyer may have or thereafter acquire against any Seller Entity for any Liability arising from or related to any matter of any nature relating to, and condition of, the Property or the purchase of the Property by Buyer from Sellers pursuant to this Agreement and the documents to be exchanged at Closing, including any Liability arising in connection with any latent or patent construction defects, errors or omissions, compliance with Applicable Law, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Substances) and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer may have to receive disclosures from Sellers, including any disclosures as to the location of the Property within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes Liability for which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer’s release of any Seller Entity. Notwithstanding anything to the contrary set forth in this Section 8.6, the foregoing release is not intended to and does not cover (i) any Liability incurred by Buyer arising from a breach of Sellers’ representations or warranties expressly set forth in this Agreement or in any documents executed by a Seller in connection with Closing, (ii) any other breach or default by a Seller under this Agreement which by its terms survives Closing or arising out of fraud or willful misconduct of a Seller Entity, (iii) any matter subject to proration pursuant to Section 15 below, or (iv) any Seller Retained Liabilities.
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8.7    Survival. For greater certainty, the provisions of this Section 8 shall survive Closing.
9.    Sellers’ Representations and Warranties.
9.1    Representations and Warranties. Subject at all times to the matters disclosed on Schedule 9.1 (the “Disclosure Schedule”), each Seller makes the following representations and warranties with respect to, and only with respect to, itself and its Property as of the Effective Date and, subject to the provisions of Section 12.2.1(b), as of the Closing Date:
9.1.1    Formation; Authority. Seller is duly formed, validly existing, and in good standing under laws of the state of its formation. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller and all required corporate or entity consents and approvals have been duly obtained or will have been obtained as of Closing. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

9.1.2    Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.
9.1.3    Tenant Leases. Schedule 2.6 sets forth a true, correct and complete list of the Tenant Leases, and Sellers have made available to Buyer a true, correct and complete copy of the Tenant Leases. Except as set forth in the Disclosure Schedule, (i) each Tenant Lease is valid and enforceable in accordance with its terms and is in full force and effect, (ii) Seller has not either given or received any written notice of any breach or default under any of the Tenant Leases relating to its Property which has not been cured, (iii) to Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a material breach or default by such Seller or the other party thereunder, (iv) no rent, additional rent, fees or any other charges, after being billed therefor, payable under any of the Tenant Leases is more than thirty (30) days in arrears of the date that the same is required to be paid under the terms of such Tenant Lease, (v) Seller has not received written notice that any Tenant has claimed or asserted, or has the right to, any defenses, counterclaims, set-offs, offsets or abatements of or against the rent, additional rent, fees or any other charges payable under any of the Tenant Leases; (vi) Seller has not received any written notice from any Tenant nor delivered to any Tenant a notice terminating such Tenant Lease, (vii) all of the renewal and extension options with respect to each of the Tenant Leases are as set forth in the relevant Tenant Lease, and there are no brokerage fees due or payable in connection with any such renewal and extension (other than those which have been paid in full as of the date hereof), (viii) no Tenant has paid any rent for more than one (1) month in advance, (ix) except as may be set forth in the applicable Tenant Lease, no Tenant has any right of first refusal, option or other preferential right to purchase the applicable Property or any portion thereof or any interest therein, and (x) to Seller’s Knowledge, with the exception of subleases or licenses for de minimis spaces used for ancillary services which may be provided at any Property, there are no subtenants of any Tenant.
9.1.4    Material Contracts. Schedule 9.1.4 sets forth a true, correct and complete list of the Material Contracts, and Sellers have made available to Buyer a true, correct and complete copy of the Material Contracts. Except as set forth in the Disclosure Schedule, (i) each Material Contract is valid and enforceable in accordance with its terms and is in full force and effect, (ii) no Seller has either given or received any written notice of any breach or default under any of the Material Contracts relating to its Property which has not been cured, and (iii) to such Seller’s Knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a material breach or material default by such Seller or Manager or the other party thereunder.
9.1.5    Management Agreements. No Seller is a party to any management agreement with respect to its Property other than the Management Agreements and the Home Health Care Agreements.

9.1.6    Code and Health Care Law Compliance. Except as set forth on the Disclosure Schedule, to Seller’s Knowledge, the Property and the present use and condition of the same do not violate in any material respect any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, or any Applicable Law governing or regulating the use and operation, or otherwise applicable to, such Property (including the establishment, construction, ownership, use or occupancy of such Property or any part thereof as a skilled nursing facility, assisted living facility, independent living facility, memory care facility or other healthcare facility), as modified by any duly issued variances within Seller’s Possession and control disclosed to Buyer in writing. To Seller’s Knowledge, Seller is in compliance in all material respects with all applicable Health Care Laws. Neither Seller nor, to Seller’s Knowledge, Manager, has received written notice from any Governmental Authority alleging any material violation of any applicable Health Care Law that has not been cured. Seller has not received written notice of any legal, administrative, arbitral or other claim, proceeding, suit, action or investigation by any Governmental Authority pending and to Seller’s Knowledge, no such claim, proceeding, suit, action or investigation has been threatened in writing against or affecting the Property or the Business, alleging any material failure to comply with Health Care Laws. Seller has not received written notice that any Person has filed or has threatened in writing to file against Seller or, to Seller’s Knowledge, Manager any claim under any federal or state whistleblower statute, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.) with respect to the Property or the Business. Neither Seller nor, to Seller’s Knowledge, Manager, has entered into any agreements with any Governmental Authority with respect to the Property in connection with compliance with Health Care Laws.
9.1.7    Litigation. Except as may be set forth in the Disclosure Schedule, Seller has not received written notice of any (i) pending litigation, action, suit, hearing or administrative proceeding with respect to the Property or the Business in which such Seller or its Manager is named a party which has not been resolved, settled or dismissed, or (ii) any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to its Property or its Business which has not been resolved, settled or dismissed, in each case other than those litigations, actions, suits, hearings, administrative proceedings, claims, charges or complaints that, individually or in the aggregate, would reasonably be expected to result in Liability (in excess of third party insurance proceeds) of at least $12,800,000 if adversely determined.
9.1.8    Employees. Sellers have no employees at the Communities or relating to the operation of the Business, and all employees relating to or located at the Communities (collectively, the “Employees”) are employees of Watermark Services IV, LLC (“Employer”). None of the Employees are subject to a collective bargaining agreement with any union, work council or other collective bargaining unit. Except as may be set forth in the Disclosure Schedule, to Seller’s Knowledge, all Employees are employees at-will and to Seller’s Knowledge there are no written employment agreement (including executive compensation, severance or retention agreements) that would be binding on Buyer after Closing.
9.1.9    Licenses and Permits. Schedule 9.1.9 sets forth a true, correct and complete list of all Licenses and Permits that are required to operate and manage the Property as currently operated, and Seller has instructed Manager to make available to Buyer true, correct and complete copies of all Licenses and Permits with respect to its Property. Except as set forth in the Disclosure Schedule, Seller has not received, and to Seller’s Knowledge, Manager has not received, any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to its Property or its Business that has not been cured or dismissed, or (ii) any failure by such Seller or Manager to obtain any material Licenses and Permits.
9.1.10    Compliance with Laws and Environmental Conditions. Except as set forth in the Disclosure Schedule, (a) Seller has not received any written notice of any violation of any Environmental Laws which has not been resolved, settled or dismissed, and (b) Seller has not received any written notice of any pending or threatened requests for information or inquiries from any Governmental Authority or any investigations, action, suits, claims or proceeding relating to the existence, generation, release, production, disposal, treatment, emission, migration, transportation or storage of any Hazardous Materials in or on any of the Properties, nor to Seller’s Knowledge has Seller released any Hazardous Materials on, from or under the Real Property.
9.1.11    Patriot Act Compliance. To the extent applicable to Seller, Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. Seller has not received written notice that it (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any anti-money laundering laws, (ii)

has been assessed civil or criminal penalties under any anti-money laundering laws; or (C) has had any of its funds seized or forfeited in any action under any anti-money laundering laws, or otherwise been in violation of any anti-money laundering laws.
9.1.12    Residency Agreements.
(a)    Schedule 2.5 includes a true, correct and complete (in all material respects) list of all Residency Agreements (redacted to the extent required to comply with applicable privacy laws and regulations) in effect as of the date indicated therein (the “Rent Roll”), and true, correct and complete copies of Residency Agreements, and all guaranties and other documents relating thereto have been made available to Buyer.
(b)    Except for any parties in possession pursuant to, and any rights of possession granted under, the Residency Agreements shown on the Rent Roll (as of the date indicated therein) or the updated Rent Roll to be delivered at Closing (as of the date indicated therein), and Tenant Leases, and except for subleases or licenses for de minimis spaces used for ancillary services which may be provided at any Property and which are terminable upon no more than thirty (30) days’ notice and without penalty, Seller has not granted any leases, occupancies or tenancies or rights of possession of any part of the Real Property. Except for any Permitted Exceptions, as of Closing, no interest of Seller in the Residency Agreements, the Tenant Leases or in any of the rentals due or to become due thereunder will be subject to any lien created by Seller, or to Seller’s Knowledge, any other Person.
(c)    Each of the Residency Agreements is in full force and effect in accordance with its terms. Except as set forth in the Rent Roll or as may be disclosed on the updated Rent Roll to be delivered at Closing, no party (including Seller) to any Residency Agreement is in monetary default in any material respect under any of its obligations under such Residency Agreement.
(d)    Schedule 9 sets forth a true, correct and complete list (in all material respects) of the Entrance Fees (if any) paid or payable by any of the Residents.
(e)    Except as set forth on the Rent Roll: (i) no Resident has paid any rent for more than one (1) month in advance; (ii) no Resident has any right of first refusal, option or other preferential right to purchase the applicable Property or any portion thereof or any interest therein; and (iii) Seller has not received written notice that there are any subtenants of any Resident under any Residency Agreement.
9.1.13    Health Regulatory Compliance.

(a)    To Seller’s Knowledge, Manager, and each Property, as applicable, is certified for participation and reimbursement under and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments. To Seller’s Knowledge, there is no threatened in writing, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any Third Party Payor, to which Seller may presently be subject with respect to any Property and which if adversely determined to Seller would have a material adverse effect on the use or operation of the Property. The term “Third Party Payor” shall mean any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing, to beneficiaries of which any Property provides goods or services. The term “Government Sponsored Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Authority, whether pursuant to one or more contracts with the applicable Governmental Authority or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
(b)    To Seller’s Knowledge, with respect to each Property, except for the matters set forth on the Disclosure Schedule, there are no threatened in writing or pending proceedings by any Governmental Authority or written notices thereof received by Seller that are reasonably likely (i) to have a material adverse impact on Seller or Manager’s ability to accept and/or retain Residents or operate such Property for its current use or result in the imposition of a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to materially modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the material Permits and Licenses, or (iii) to adversely and materially affect, as applicable Seller’s or Manager’s continued participation in any material Third Party Payor programs.
(c)    True, correct and complete copies (redacted to the extent required to comply with applicable privacy laws and regulations) of all Licensing Surveys for the last three (3) years which are currently in Seller’s Possession or control have been delivered or made available to Buyer. The term”Licensing Surveys” shall mean all survey reports, waivers of deficiencies, plans of correction, and any other investigation reports issued by the applicable Governmental Authority with respect to the Real Property in respect of any Licenses and Permits.
(d)    To Seller’s Knowledge, Seller or Manager has timely filed or caused to be filed all material reports and billings required to be filed by it prior to the date hereof with respect to Third Party Payors and all such reports and billings are complete and accurate in all material respects and have been prepared in material compliance with all applicable Health Care

Laws governing reimbursement and payment of claims. To Seller’s Knowledge, true and complete copies of such reports and billings have previously been made available to Buyer. To Seller’s Knowledge, except as disclosed on the Disclosure Schedule, each Seller or Manager has paid or caused to be paid all known and undisputed material refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from Third Party Payors in excess of amounts permitted by Law, and has no material liability under any material Third Party Payor program for any refund, overpayment, discount or adjustment
(e)    Each Property is being operated as a skilled nursing facility, assisted living facility, independent living facility or memory care facility, having the number of beds or Residents as set forth on the Rent Roll.
9.1.14    Condemnation. Except for the matters set forth on the Disclosure Schedule, Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings against any of the Properties or Seller.
9.1.15    Property Taxes. Except as set forth on the Disclosure Schedule, no Seller is currently protesting or challenging the assessed value of its Property for real estate tax purposes. To Seller’s Knowledge, there are no impositions of new special assessments with respect to its Property.
9.1.16    Transfer. Seller has not granted any options, rights of first refusal or similar rights to purchase its Property or any portion thereof or interest therein which remain exercisable after the Effective Date.
9.1.17    Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to creditors generally.
9.1.18    Financial Statements. Each of the Financial Statements delivered to Buyer (a)  was prepared in accordance with standard accounting practices consistently applied, and (b) fairly presents in all material respects all assets and liabilities, revenues, expenses and operations of the Purchased Assets as a separate standalone business unit.  As used herein, “Financial Statement” means the financial statements described on Schedule 9.1.18 attached hereto.

9.1.19    Insurance. Seller has delivered to Buyer true, correct and complete copies of all insurance certificates in such Seller’s possession or control evidencing the current insurance coverage in effect for the Property.
9.2    Subsequent Changes; Updates to Schedules. Notwithstanding anything to the contrary in this Agreement, but without limiting any of Buyer’s rights or remedies under this Agreement, Sellers shall have the right to amend and supplement any schedule to this Agreement (other than Schedule 1, Schedule 3 and Schedule 3.5) from time to time without Buyer’s consent to the extent that such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, by promptly (but in any event prior to Closing) providing a written copy of such amendment or supplement to Buyer prior to Closing. If, after the expiration of the Due Diligence Period and prior to Closing, either (i) any Seller makes any amendment or supplement to the schedules (other than amendments or supplements intended to reflect the operation of the Communities in the Ordinary Course of Business or otherwise in accordance with this Agreement), or (ii) Buyer has Knowledge of any fact that would constitute a breach of a representation or warranty by any Seller (each, a “Post-Due Diligence Disclosure”) and the matter of such Post-Due Diligence Disclosure, if not added to the schedules would result in the failure of the condition set forth in Section 12.2.1(b) to be satisfied at Closing, then Buyer, as its sole remedy, shall have the option of either (i) waiving the breach of representation or warranty, and proceeding with Closing, or (ii) terminating this Agreement in accordance with this Section 9.2. Any such election shall be made by Buyer not later than seven (7) calendar days after Buyer becomes actually aware (whether by notice from Seller or otherwise) of such fact, provided that any election by Buyer to terminate this Agreement shall not be effective unless Seller fails to cure such breach within thirty (30) days following the delivery of Buyer’s termination notice. If Seller elects to cure any such breach following Buyer’s timely delivery of such termination notice, and the end of such 30-day cure period extends beyond the Closing Date, then the Closing Date shall be extended to the date two (2) Business Days following the end of such 30-day cure period. If Buyer does not timely elect to terminate this Agreement pursuant to this Section 9.2 with respect to any particular Post-Due Diligence Disclosure, and Buyer nevertheless proceeds to Closing, then Buyer shall be conclusively deemed to have elected to waive its right to terminate this Agreement pursuant to this Section 9.2 by reason of such Post-Due Diligence Disclosure, and elected to acquire the Property on the terms set forth in this Agreement without adjustment to the Purchase Price, and waived all post-closing remedies under this Agreement, at law or in equity with respect to such Post-Due Diligence Disclosure. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of any of Seller’s representations or warranties that results from any change that (A) occurs between the Effective Date and the Closing Date and (B) (1) results from actions of any Seller which are expressly permitted under the terms of this Agreement, (2) is beyond the reasonable control of Sellers, or (3) results from any act or omission of Buyer; provided that the foregoing shall not limit

Buyer’s right to terminate this Agreement pursuant to Section 12.2 as a result of the failure of the condition set forth in Section 12.2.1(b) to be satisfied at Closing. If applicable, Closing shall be adjourned to the extent necessary to provide the Parties with the full benefit of the time periods provided herein.
10.    Buyer Representations and Warranties. Buyer hereby represents and warrants to Sellers as of the Effective Date and as of the Closing Date that:
10.1    Organization and Authorization. Buyer is duly incorporated or formed (as the case may be), and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
10.2    No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a Party or otherwise bound.
10.3    Patriot Act Compliance. To the extent applicable to Buyer, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns, or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.
10.4    Funding. At Closing, Buyer will have all funds required to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

11.    Covenants of Sellers and Buyer.
11.1    Covenants of Sellers. Each Seller hereby covenants with Buyer, as follows:
11.1.1    Contracts; Tenant Leases. Between the Effective Date and the date which is three (3) Business Days prior to the expiration of the Due Diligence Period, (i) Sellers will instruct Manager to keep Buyer informed of any new Contracts or Tenant Leases that are entered into by any Seller or any amendments or modifications to the existing Contracts or Tenant Leases, which new Contracts or modifications will survive Closing or otherwise affect the use, operation or enjoyment of the Property after Closing (collectively, “New Contracts and Leases”), and (ii) Seller will instruct Manager to provide Buyer with copies of all New Contracts and Leases. If Buyer prepares an estoppel certificate (“Estoppel”) or subordination and non-disturbance agreement (“SNDA”) in respect of any Tenant Lease and requests that Seller endeavor to have the applicable Tenant complete, execute and return such Estoppel and/or SNDA, Seller will request (promptly upon receipt thereof from Buyer) that such Tenant, and will use commercially reasonable efforts to cause such Tenant to, complete and execute such Estoppel and/or SNDA, as applicable, and return it to Buyer as promptly as reasonably practicable thereafter; provided, however in no event shall Seller’s failure to obtain such Estoppel and/or SNDA be deemed to be a breach by Seller under this Agreement, nor shall the receipt of any such Estoppel and/or SNDA be a condition precedent to Closing. Subsequent to the date which is three (3) Business Days prior to the expiration of the Due Diligence Period, and continuing until Closing (provided this Agreement has not been terminated), Sellers shall not (and, to the extent a Seller’s consent is required under the applicable Management Agreement, shall not consent to), without Buyer’s prior written consent which shall not be unreasonably withheld, conditioned or delayed (and which consent will be deemed to have been given by Buyer if Buyer does not notify Sellers in writing to the contrary within three (3) Business Days after Sellers provide written notice to Buyer thereof), (i) amend, extend, renew (except pursuant to renewal rights solely in favor of the then applicable Tenant or counterparty expressly set forth in a Tenant Lease or Material Contract) terminate, waive any rights under or consent to any matter to which a Seller is entitled to consent thereunder, any existing Tenant Leases or Material Contracts, nor (ii) enter into any new Tenant Leases or Material Contracts, unless such new or existing Tenant Lease or Material Contract is entered into in the Ordinary Course of Business, is terminable by Buyer without any termination fee, penalty or premium upon not more than ninety (90) days’ notice and is disclosed promptly in writing to Buyer.
11.1.2    Required Governmental Approvals. Sellers shall cooperate with (and instruct Manager to cooperate with) and do (and instruct Manager to do) all things reasonably practicable to assist Buyer in its efforts to obtain all of the Required Governmental Approvals; provided, however, that, no Seller nor any of their respective Affiliates shall be required to make payments or incur any other liability to pursue or secure any such Required Governmental Approvals (all of which costs, including application fees, shall be Buyer’s responsibility). Sellers further agree to reasonably cooperate (at no cost or expense to Sellers other than any de minimis cost or expense or any cost or expense which Buyer agrees in writing to reimburse) with Buyer in any post-Closing transition with respect to the Required Government Approvals. For clarification purposes, the parties acknowledge and agree that, to the extent permitted by Applicable Law and to the extent assignable, Buyer shall not acquire or assume any of Sellers’ Medicare or Medicaid provider numbers used in the operation of the Communities or the conduct of the Business unless and until new Medicare and Medicaid provider numbers with respect to the operation of the Communities or the conduct of the Business are issued to Buyer (whether before or after Closing). For greater certainty, this Section 11.1.2 shall survive Closing.
11.1.3    Operation in the Ordinary Course. Subject to Sections 11.1.1 and 11.1.2 above, from the Effective Date until Closing, Sellers shall (i) instruct Manager to operate and manage the Property in the Ordinary Course of Business in substantial accordance with Applicable Law in all material respects, including Health Care Laws, and (ii) instruct Manager to perform when due, and otherwise comply with, all of Sellers’ material obligations and duties under the Tenant Leases, the Residency Agreements and the Contracts. From the Effective Date until Closing, Seller shall (a)  instruct Manager to maintain inventories at levels consistent with the normal operation of the Communities; (b) not remove from the Real Property any Personal Property except in the Ordinary Course of Business; (c)  promptly notify Buyer in writing of any casualty, condemnation or other material adverse change in the Property of which any Seller receives notice; (d)  maintain in effect all existing fire and extended coverage insurance, and theft, liability, business interruption and other existing insurance pertaining to the Property and/or the operation of the Communities; and (e)  use its commercially reasonable efforts to maintain existing Licenses and Permits and renew the same, as necessary, at Seller’s cost and direction; (f) not create or permit to be created any new Title Matters affecting any Real Property that will not be removed at or prior to Closing; (g) not apply for any change in the zoning of any Real Property or apply for a variance with respect to such Property; and (h) not commence any material alterations to any Community other than in the Ordinary Course of Business.
11.1.4    Non-Solicitation. Throughout the term of this Agreement, Sellers shall not, and shall cause its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, the “Representatives”) not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate or induce the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Alternative Transaction Proposal; (ii) engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any non-public information or data relating to Sellers or any of their subsidiaries in furtherance of, or have any discussions with any Person relating to, an actual or proposed Alternative Transaction Proposal; or (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar statement of intention or agreement relating to any

Alternative Transaction Proposal. Each Seller agrees that it shall take all necessary steps to promptly inform its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, financial representatives, agents and other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Agreement.
11.1.5    Residency Agreements. From and after the date hereof until the earlier of Closing or the termination of this Agreement pursuant to the terms hereunder, Sellers shall not, except as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) enter into any Residency Agreement with respect to the Real Property (or any portion thereof), other than Residency Agreements for residential occupancy on market terms that are substantially on the form of the Residency Agreement(s) attached hereto as Schedule 11.1.4 without any material modification to such form(s), or (ii) apply for or obtain any additional operating license (or modify the scope of any Existing Operating License) for the provision of nursing, assisted living, congregate care or other health care services at the Community (including any beds or units at any Community), except in the Ordinary Course of Business.
11.1.6    Reports. From and after the Effective Date and until the Closing Date, Sellers shall instruct Manager to provide Buyer with the following reports on a monthly basis: (i) daily occupancy reports substantially in the form previously delivered to Buyer, (ii) profit and loss statements for each of the Communities and (iii) a report of all Entrance Fees received with respect to any Residency Agreements executed between the Effective Date and the Closing Date, and any Entrance Fees refunded by Seller between the Effective Date and the Closing Date.
11.1.7    Tax Clearance Certificates. Seller shall file with the applicable department of revenue and any department of labor (each a “Department of Revenue”) in each jurisdiction where each Community is located any available application for a sales and use tax clearance certificate (each, a “Tax Clearance Certificate”) within sixty (60) days of Closing or such shorter period required by law and shall deliver each Tax Clearance Certificate from each such Department of Revenue to Buyer if and when such certificate is issued and received by Seller. For greater certainty, this Section 11.1.7 shall survive Closing.
11.1.8    SEC Filings. Seller acknowledges that it has been advised that Buyer is a subsidiary or affiliate of a publicly registered company (the “Company”). Seller further acknowledges that, as a publicly registered company, the Company is required to make certain filings with and/or disclosures to the Securities and Exchange Commission (collectively, the “SEC Filings”) that relate, among other things, to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Communities. To assist the Company in preparing the SEC Filings, Seller agrees to instruct Manager to, and otherwise use commercially reasonable efforts to, provide Buyer, at or before Closing, with the following: (i) access to bank statements for the Audited Year and Stub Period, (ii) rent roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) each Operating Lease and five (5) year lease schedules, to the extent applicable, (x) copies of all insurance documentation for the Audited Year and Stub Period, (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, and (xii) signed representation letter and audit inquiry letter substantially in the forms attached hereto as Exhibit J and Exhibit K, respectively. Buyer agrees that, to the extent that any of the items described in the foregoing clauses (i) through (xi) are in Manager’s possession and Buyer obtains such items directly from Manager, Seller shall be deemed to have satisfied the foregoing obligations with respect thereto. Seller agrees that if after Closing Buyer is required by the Securities and Exchange Commission to provide any additional financial or other information regarding any SEC Filings, Seller shall instruct Manager to, and Seller will otherwise use commercially reasonable efforts to cooperate (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Buyer agrees in writing to reimburse) with Buyer in connection with the preparation of such information, including providing access to certain information at the Communities or at Seller’s offices, as applicable. Further, Seller agrees that if Buyer is required by the Securities and Exchange Commission to provide additional items related to such information, Seller shall instruct Manager to, and Seller will otherwise use commercially reasonable efforts to, cooperate with Buyer (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Buyer agrees in writing to reimburse) to deliver such related items. Seller acknowledges that the foregoing provisions are of material importance to Buyer as a subsidiary of a publicly registered company. For greater certainty, this Section 11.1.8 shall survive Closing.
11.1.9    REIT Status. Seller acknowledges that the Company is a publicly registered real estate investment trust (“REIT”). Seller further acknowledges that as a publicly registered REIT, the Company is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, the Company may publicly file, disclose, report or publish any and all information related to this transaction that it reasonably and in good faith interprets as being required by federal law or regulation in connection with qualifying, maintaining or preserving Buyer’s status as a REIT or a publicly registered company. Seller further agrees that it shall reasonably cooperate with Buyer (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Buyer agrees in writing to reimburse) in complying with any and all laws, regulations, ordinances, requirements and restrictions in maintaining the Company’s status as a REIT or a publicly registered company in connection with the transaction contemplated by this Agreement. For greater certainty, this Section 11.1.9 shall survive Closing.
11.1.10    Insurance. In addition, Sellers covenant and agree that they will endeavor in good faith to cause Buyer and Manager and such as their Affiliates as are identified to Sellers prior to Closing to be named as additional insureds on the general liability insurance policy maintained by Sellers.
11.2    Covenants of Buyer. Buyer hereby covenants with Sellers as follows:
11.2.1    Governmental Approvals. Buyer shall promptly commence, diligently pursue and use its commercially reasonable efforts to obtain all Required Governmental Approvals prior to the Closing Date, and shall keep Sellers informed of Buyer’s progress with respect thereto. For greater certainty, this Section 11.2.1 shall survive Closing.
11.2.2    Communication with Governmental Authorities. Except in connection with Buyer’s efforts to obtain Required Governmental Approvals as contemplated in this Agreement, Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Buyer’s Representatives), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Properties or the Businesses without Sellers’ prior written consent, which may be withheld in Sellers’ sole discretion, unless such communication is arranged by Sellers. Notwithstanding the foregoing, Buyer and its representatives, attorneys, advisors and consultants shall have the right, without any requirement to obtain the consent of Sellers, to (i) review building department, health department and other local Governmental Authority records with respect to the Real Properties and the operation of the Businesses and to request confirmations or certifications from zoning or land use authorities or departments regarding the compliance of the Property with zoning and land use laws, and (ii) apply to the applicable Governmental Authority for any licenses or permits necessary or desirable for Buyer’s continued operation of the Businesses after Closing.
11.2.3    Communication with Residents and Employees. Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Buyer’s Representatives), directly or indirectly, communicate with any Resident or Employee or any Person representing any Resident or Employees involving any matter with respect to the Properties or the Businesses, the Residents, the Employees or this Agreement, without the applicable Seller’s prior written consent, which consent shall not be unreasonably or arbitrarily withheld, delayed or conditioned. Notwithstanding the foregoing, upon no less than two

(2) Business Day’s prior notice to Sellers and Manager, Buyer may as part of its inspections, hold discussions with the Executive Director of each Community, and at Sellers’ option, Sellers or their designee shall be present during any such discussions.
11.3    Licenses and Permits.
11.3.1    Licenses and Permits. Buyer shall be responsible for obtaining the transfer of all transferable Licenses and Permits (which may include transfers of the Existing Operating Licenses) or the issuance of new licenses and permits, including the licenses and permits required for Buyer’s continued and uninterrupted operation of the Communities as currently operated (the “New Operating Licenses”). Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including the New Operating Licenses, as of Closing, and Sellers shall use commercially reasonable efforts (at no cost or expense to Sellers other than any de minimis cost or expense or any cost or expense which Buyer agrees in writing to reimburse) to cooperate and to instruct Manager to cooperate with Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Buyer. If this Agreement is terminated and Buyer has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Buyer shall withdraw all such applications and cease all other activities with respect to such new licenses and permits.
11.3.2    No Closing Condition. Subject to the provisions of this Section, without limiting the obligations of the Parties under Section 11.2.1 and 11.3.1, the Parties do hereby specifically acknowledge and agree that to the extent the Existing Operating Licenses for any of the Communities are not transferable and/or have not been effectively transferred to Buyer on the Closing Date, subject to Seller’s delivery at Closing of all required Interim Bridging Documents as provided in Section 11.3.3 below, such failure shall not constitute a Buyer Closing Condition Failure, shall not affect in any manner whatsoever the Closing, and Closing shall proceed without any delay or interruption whatsoever.
11.3.3    Interim Bridging Document. The Parties acknowledge and agree that certain factors outside the reasonable control of the Parties (such as delays in processing applications by the requisite Governmental Authorities) may prevent the Parties from obtaining the Required Governmental Approvals with respect to one or more Communities on or before the Closing Date. In such event, the Parties will enter into an interim bridging arrangement in order to allow the Existing Operating License(s) for such Community(ies) to remain in full force and effect following Closing until such time as the New Operating Licenses have been issued to Buyer (and all such documents, whether one or more, respecting each such bridged Community, the “Interim Bridging Document”). The Parties will agree upon the form of each such Interim Bridging Document on or prior to the expiration of the Due Diligence Period, with appropriate modifications thereafter to accommodate requirements of the specific jurisdictions in which the Communities are located. If required by Applicable Law, the Parties shall submit a copy of any such Interim Bridging Document and timely provide such other required notifications or filings to the appropriate Governmental Authority(ies) to permit Closing to occur as scheduled, and to the extent any notifications or filings to the appropriate Governmental Authority(ies) are required after Closing, the Parties shall timely provide the same.. Nothing contained herein shall operate to relieve Buyer from its obligations under Section 11.2.1 to promptly commence, diligently pursue and use its commercially reasonable efforts to obtain all Required Governmental Approvals prior to the Closing Date.
11.3.4    Survival. For greater certainty, this Section 11.3. shall survive the Closing.
11.4    Employees.
11.4.1    Termination and Rehiring of Employees. Buyer shall cause Employer to continue the employment of, such Employees as Buyer deems appropriate, with such employment to continue in effect as of the Closing; provided, however, that Buyer shall cause Employer to continue the employment of a sufficient number of Employees and upon such terms and conditions as are necessary to prevent any Seller Entity from incurring any Liability under the WARN Act. Buyer shall be responsible for all Liabilities (including Liabilities arising under the WARN Act and Liabilities for severance pay or similar payments) with respect to the termination of any Employees from and after the Closing Date, and Buyer shall indemnify and hold each Seller Entity harmless with respect to all such Liabilities. The Employees who continue in employment with Employer, are referred to collectively herein as the “Hired Employees”. Within ten (10) Business Days after the Effective Date, Sellers shall instruct Manager to provide to Buyer the number of Employees terminated within the previous ninety (90) days at each Community. Buyer shall, at least five (5) Business Days prior to Closing, provide Sellers a list of any Employees that Buyer intends not to retain after Closing, and promptly after the Closing Buyer shall provide written notice to Seller identifying those Employees not retained by Employer.
11.4.2    Compensation of Hired Employees. The employment of the Hired Employees shall be on such terms as Buyer (or Employer) deems appropriate and consistent with Buyer’s (or Employer’s) standard policies and practices; provided, however, that such terms of employment shall comply with all Applicable Laws relating to the Employees and be sufficient to prevent any Seller Entity from incurring any Liability under the WARN Act.
11.4.3    Service Credit for Hired Employees. For all purposes, under the employee benefit plans of Buyer and or its manager and Affiliates from and after the Closing (the “Post-Closing Plans”), each Hired Employee will be credited with his or her years of service with

Sellers, Manager and Employer through the Closing (including predecessor or acquired entities or any Affiliates or other entities for which Sellers, Manager or Employer have given credit for prior service), to the same extent as such Hired Employee was entitled, immediately prior to the Closing, to credit for such service under the corresponding employee benefit plan of Sellers, Manager or Employer, except (i) for purposes of benefit accrual under defined benefit plans and (ii) to the extent such credit would result in a duplication of benefits. To the extent permitted by Applicable Law, Buyer shall (and shall cause its manager and other Affiliates, as applicable) to assume and honor all paid time off that each Hired Employee has accrued with Sellers, Manager and/or Employer that remains unused as of immediately prior to the Closing, and such amounts shall not be subject to proration. In addition, and without limiting the generality of the foregoing, Buyer shall cause each Hired Employee to continue to be eligible to participate, without any waiting time, in any and all Post-Closing Plans upon the implementation thereof to the extent coverage under such Post-Closing Plans replaces coverage under a similar or comparable employee benefit plan of Sellers, Manager or Employer in which such Hired Employee participated immediately before the Closing. If applicable, Buyer shall also credit the Hired Employees and their eligible dependents under its and its manager’s and Affiliates’ health care plans for any amounts paid toward deductibles and out-of-pocket maximums by such Hired Employees and enrolled dependents for the year of the Closing under a health care plan maintained by Sellers, Manager or Employer.
11.4.4    Survival. For greater certainty, this Section 11.4 shall survive the Closing.
11.5    Tax Contests.
11.5.1    Taxable Period Terminating Prior to Closing Date. Sellers shall retain the right to commence, continue and settle any proceeding to contest any Taxes, at Seller’s sole cost and expense, for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes for such periods prior to the Closing Date awarded in such proceedings. For greater certainty, this Section 11.5.1 shall survive the Closing.
11.5.2    Taxable Period Including the Closing Date. Sellers, at the sole expense of Sellers (except for the reimbursement rights set forth below) shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date subject to Buyer’s right to approve any such contests commenced after the expiration of the Due Diligence Period. Notwithstanding the foregoing, if Buyer desires to contest any Taxes for such taxable period and the applicable Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Buyer shall provide written notice requesting that such Seller contest such Taxes. If such Seller desires to contest such Taxes, such Seller shall provide written notice to Buyer within ten (10) days after receipt of Buyer’s request confirming that such Seller will contest such Taxes, in which case such Seller shall proceed to contest such Taxes, and Buyer shall not have the right to contest such Taxes. If such Seller fails to provide such written notice confirming that it will contest such Taxes within such ten (10) day period, Buyer shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between the applicable Seller and Buyer as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 11.5.2 shall survive the Closing. For purposes of determining each Party’s prorated amount of refunds or abatements, (1) in the case of Taxes based upon or related to income or receipts or imposed on a transactional basis, the amount shall be determined according to the extent to which Seller or Buyer was the owner of fee title in and to the relevant Property or Properties at the time of such income, receipt or transaction and (2) in the case of other Taxes, on a pro rata per diem basis.
11.5.3    Taxable Period Commencing After Closing Date. Buyer shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings. For greater certainty, this Section 11.5.3 shall survive the Closing.
11.5.4    Cooperation. Sellers and Buyer shall (and, if applicable, shall cause their respective managers to) use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. For greater certainty, this Section 11.5.4 shall survive the Closing.
11.6    Notices and Filings. Sellers and Buyer shall use commercially reasonable efforts (and shall cause their respective managers to) to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Resident Agreements, Tenant Leases, Contracts, and Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Properties or the Businesses. For greater certainty, this Section 11.6 shall survive the Closing.
11.7    Access to Information. After the Closing, (at no cost or expense to Buyer other than any de minimis cost or expense or any cost or expense which Sellers agree in writing to reimburse), Buyer shall provide to the officers, employees, agents and representatives of any of the

Seller Entities reasonable access to (i) the Books and Records with respect to the Communities applicable to the periods prior to the Closing, (ii) the Properties and (iii) the employees at the Communities, for any purpose reasonably deemed necessary or advisable by Sellers to prepare any documents required to be filed by Sellers under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Seller Entity; provided, however, that (A) such Seller Entities shall provide reasonable prior notice to Buyer; (B) Buyer shall not be required to provide such access during non-business hours; (C) Buyer shall have the right to accompany the officer, employees, agents or representatives of such Seller Entities in providing access to the Books and Records, the Properties or the employees of Buyer (or Buyer’s manager) as provided in this Section 11.7; (D) Buyer shall not be required to provide such access to materials or information to the extent the same (x) are legally privileged or constitute attorney work product, (y) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure by Buyer, or (z) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Buyer, (E) such access shall not unreasonably interfere with Community operations, and (F) nothing contained herein shall be deemed to impose upon Buyer to maintain any Books and Records other than to the extent required to permit Buyer to comply with its obligations under this Section 11.7. Buyer, at its cost and expense, shall retain all Books and Records with respect to the Communities for a period equal to the applicable statute of limitations for the matter for which Seller is requesting such access. For greater certainty, this Section 11.7 shall survive the Closing.
11.8    Privacy Laws. To the extent Buyer reviews, is given access to or otherwise obtains any Resident Data as part of the purchase of the Properties and the Businesses, Buyer shall at all times comply in all material respects with all Applicable Law concerning (i) the privacy and use of such Resident Data and the sharing of such information and data with third parties (including any restrictions with respect to Buyer’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Resident Data. For greater certainty, this Section 11.8 shall survive the Closing.
11.9    Further Assurances. From the Effective Date until the Closing or termination of this Agreement, and subject to the other terms and conditions set forth in this Agreement, Sellers and Buyer shall (and Seller shall instruct Manager to) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Sellers and Buyer shall (and shall instruct their respective managers to) use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. For greater certainty, the immediately preceding sentence of this Section 11.9 shall survive the Closing.
12.    Conditions Precedent to Closing.
12.1    Mutual Conditions Precedent.
12.1.1    Satisfaction of Mutual Conditions. The respective obligations of Sellers and Buyer to close the transaction contemplated in this Agreement are subject to the satisfaction or waiver at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):
(a)    Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.
(b)    Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid the consummation of the transaction described in this Agreement.
(c)    Required Governmental Approvals.  Each Required Governmental Approval (other than Required Governmental Approvals the failure of which to obtain would not, individually or in the aggregate, materially impact Sellers’ or Buyer’s ability to rent or sell units, or provide care, at any Community in accordance with Applicable Law in the Ordinary Course of Business) shall have been obtained with respect to all Communities; or, to the extent such Required Governmental Approvals have not been obtained for any one or more Community(ies), Buyer and Seller shall have executed and delivered the Interim Bridging Document for such Community(ies).
12.1.2    Failure of Mutual Closing Condition. If any of the Mutual Closing Conditions is not satisfied or waived at Closing, then Sellers and/or Buyer shall have the right to adjourn the Closing one time each for up to fifteen (15) days in the aggregate each (or, in the event that the condition set forth in Section 12.1.1(c) is not satisfied and the failure of such condition is not the result of the breach by such extending party of its obligations under this Agreement, including Section 11.3, thirty (30) days) in order to attempt to satisfy such Mutual Closing Conditions failing which either Party shall have the right to terminate this Agreement by providing written notice to the other Party, in which case the Deposit shall be disbursed to Buyer, and the Parties shall have no further rights or obligations under this Agreement except (a) in the event that such failure of condition also constitutes a Buyer Default or Seller Default in which case the applicable Party shall have the rights and remedies set forth in Section 19, and (b) for those rights and obligations which expressly survive such termination.
12.2    Buyer Closing Conditions.
12.2.1    Satisfaction of Buyer Conditions. The obligation of Buyer to purchase the Property pursuant to this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of all of the conditions set forth in this Section 12.2.1 (“Buyer Closing Conditions”):
(a)    Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Buyer or deposited with Escrow Holder with instructions to be delivered to Buyer at Closing subject only to the terms and conditions of this Agreement.
(b)    Representations and Warranties. Subject to the provisions of Section 9.2, the representations or warranties of Sellers in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules) shall be true and correct in all material respects (except that (i) those representations and warranties which are qualified as to materiality or material adverse effect (or any correlative terms) and (ii) the representations and warranties set forth in Section 9.1.7 shall be true and correct in all respects) as of the Closing (or as of such other date to which such representation or warranty expressly is made).
(c)    Covenants and Obligations. The covenants and obligations of Sellers in this Agreement shall have been performed in all material respects.
(d)    Title Policies. The Title Company shall have irrevocably and unconditionally committed to issue the Title Policies with extended coverage in the full amount of the Tax Purchase Price Allocation applicable to each of the Properties, insuring marketable fee title to the Properties vested in Buyer, subject only to deliveries required under this Agreement or of Buyer and the payment of any premium therefor and the Permitted Exceptions.
(e)    Tail Insurance Policy. Sellers shall have (i) paid in full all premiums that are due or may become due under the Tail Insurance Policy and shall provide Buyer evidence of such payment, and (ii) provided to Buyer a certificate evidence the Tail Insurance Policy, together with all terms and conditions thereof. “Tail Insurance Policy” means that certain tail insurance policy relating to professional liability insurance purchased by Sellers in connection with the Transactions, providing coverage effective as of the Closing Date and through at least the third (3rd) anniversary of the Closing Date in the aggregate amount of Ten Million and no/100 dollars ($10,000,000.00), naming Manager (and/or certain affiliates of Manager) as an additional insured, and in all other respects consistent with the current professional liability coverage in place on the Effective Date.
(f)    Termination of Management Agreements.  The Management Agreements shall have been terminated with respect to those Communities that are not subject to an Interim Bridging Document.
12.2.2    Failure of Buyer Closing Condition. Except as expressly provided in Section 12.4, if any of the Buyer Closing Conditions is not satisfied or waived at Closing (a “Buyer Closing Condition Failure”), then Buyer shall have the right to adjourn the Closing for up to fifteen (15) days in the aggregate in order to attempt to satisfy and allow Seller to attempt to satisfy such Buyer Closing Conditions, failing which Buyer shall, as Buyer’s sole and exclusive remedy, have the right, by providing written notice to Sellers, (i) subject to Sellers’ right to cure under Section 19.2, to terminate this Agreement, in which case the Deposit (less the Independent Contract Consideration) shall be disbursed to Buyer, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) to waive in writing all Buyer Closing Condition Failures and proceed to Closing without any reduction in the Purchase Price.
12.3    Seller Closing Conditions.
12.3.1    Satisfaction of Seller Conditions. The obligation of Sellers to sell the Property pursuant to this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of all of the conditions set forth in this Section 12.3.1 (“Seller Closing Conditions”):
(a)    Buyer’s Deliveries. All of the Buyer Closing Deliveries shall have been delivered to Sellers or deposited with Escrow Holder with instructions to be delivered to Sellers at Closing subject only to the terms and conditions of this Agreement.
(b)    Representations and Warranties. The representations or warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty is expressly made).
(c)    Covenants and Obligations. The covenants and obligations of Buyer in this Agreement shall have been performed in all material respects.
12.3.2    Failure of Seller Closing Condition. Except as expressly provided in Section 12.4, if any of the Seller Closing Conditions is not satisfied or waived at Closing, then Sellers shall have the right to adjourn the Closing for up to fifteen (15) days in the aggregate in order to attempt to satisfy and allow Buyer to attempt to satisfy such Seller Closing Conditions, failing which Sellers shall, as Sellers’ sole and exclusive remedy, have the right to (i) terminate this Agreement by providing written notice to Buyer, in which case the Deposit shall be disbursed to Seller and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) waive in writing any of the Seller Closing Conditions at or prior to Closing.
12.4    Frustration of Closing Conditions. Sellers and Buyer may not rely on the failure of Mutual Closing Conditions, Seller Closing Conditions or Buyer Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur. The Closing shall constitute conclusive evidence that the Parties have waived any conditions that are not satisfied as of the Closing.
13.    Closing.
13.1    Seller Closing Deliveries. On or before the Closing Date (or such earlier date as is specified in any subsection below), each Seller shall deliver to Escrow Holder the following with respect to its Property (“Seller Closing Deliveries”):
13.1.1    Closing Certificate. A closing certificate substantially in the form of Exhibit E-1 together with all exhibits thereto.
13.1.2    Deed. One (1) original Deed for the Real Property of each Community (together with such local conforming changes as Seller may require or be required to include), each duly executed and acknowledged by the applicable Seller and in proper form for recording, conveying to Buyer fee title to the Real Property described therein;
13.1.3    Bill of Sale. A Bill of Sale in the form of Exhibit C, transferring the tangible Personal Property to Buyer on the terms set forth therein;
13.1.4    Assignment Agreement. Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit D (the “Assignment Agreement”), duly executed by Seller assigning the Residency Agreements (including all Entrance Fee Liabilities thereunder), the Contracts and the Tenant Leases, the Licenses and Permits and the Intangible Property;
13.1.5    Transferor’s Certification of Non-Foreign Status. One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder (“Internal Revenue Code”), and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (“FIRPTA”);
13.1.6    Title Documents. Such other documents and instruments as Title Company may reasonably require from Sellers in order to issue the Title Policies;
13.1.7    Closing Statement. The Closing Statement executed by each Seller;
13.1.8    Interim Bridging Document. Two (2) originals of the Interim Bridging Document for each of the applicable Community(ies), duly executed by the applicable Seller;
13.1.9    Escrow Holdback. Three (3) originals of the Escrow Holdback Agreement, duly executed by Seller; and
13.1.10    Other Documents. Such other documents as may be required by this Agreement or as may reasonably be requested by Buyer to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller.
13.2    Buyer’s Closing Deliveries. On or before the Closing Date, Buyer shall deliver to Escrow Holder the following (“Buyer Closing Deliveries”):
13.2.1    Purchase Price. The Closing Payment;
13.2.2    Direction Letter. A letter of direction to Escrow Holder directing Escrow Holder to disburse the Deposit to Sellers;
13.2.3    Closing Certificate. A closing certificate in the form of Exhibit E-2, together with all exhibits thereto;
13.2.4    Assignment Agreement. Two (2) originals of the Assignment Agreement, duly executed by Buyer;
13.2.5    Interim Bridging Document. Two (2) originals of the Interim Bridging Document for each of the applicable Community(ies), duly executed by Buyer;
13.2.6    Escrow Holdback. Three (3) originals of the Escrow Holdback Agreement, duly executed by Buyer;
13.2.7    Other Documents. Two (2) originals of a counterpart of each of the documents and instruments to be delivered by Sellers under Section 13.1 which require execution by Buyer or an Affiliate of Buyer;

13.2.8    Title Documents. On or before the Closing Date, such other payments or documents as the Title Company may reasonably require from Buyer in order to issue the Title Policies;
13.2.9    Closing Statement. The Closing Statement executed by Buyer; and
13.2.10    Other Documents. Such other documents as may be required by this Agreement or as may reasonably be requested by any Seller to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.
13.3    Post-Closing Deliverables. Within one (1) Business Day after the Closing Date, each Seller shall deliver to Buyer the following, to the extent within such Seller’s Possession:
13.3.1    Keys. All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s Possession;
13.3.2    Contracts. The original Leases (together with any documents held by Seller in connection therewith, including any guaranties, pledge or security agreements or membership certificates held by Seller pursuant to such pledge agreements), Assumed Contracts and Warranties; and
13.3.3    Records. All records and files relating to the management or operation of the Property, including all Resident and Tenant files (including correspondence), employee files and property Tax bills.
14.    Costs and Expenses.
14.1    Seller Costs. In addition to other costs payable by Sellers as may be provided elsewhere in this Agreement, Sellers shall pay the following costs and expenses in connection with the transaction:
14.1.1    One-half (½) of Escrow Holder’s fee, costs and expenses;
14.1.2    All transfer, recordation and documentary fees and Taxes imposed by any Governmental Authority or the Title Company on each Deed, and the conveyance of the Real Property pursuant to this Agreement to the extent customarily borne by sellers of real property in the city and county where each Property is located for similar transactions;
14.1.3    Any sales, use, personal property transfer, or similar Tax (and any associated amounts, including interest and penalties) payable in connection with the conveyance pursuant to this Agreement to the extent customarily borne by sellers of real property in the city and county where each Property is located for similar transactions;
14.1.4    The CLTA portion of the premium costs and expenses of each Title Policy (including all costs related to title searches, examinations and issuance of the Commitment);
14.1.5    Fees and expenses of Seller’s attorneys, accountants and other consultants; and
14.1.6    All other costs customarily borne by sellers of real property in the city and county where each Property is located for similar transactions.
The provisions of this Section 14.1 shall survive the termination of this Agreement.
14.2    Buyer’s Costs    . In addition to other costs payable by Buyer as may be provided elsewhere in this Agreement, Buyer shall pay the following costs and expenses in connection with the transaction:
14.2.1    One-half (½) of Escrow Holder’s fees, costs and expenses;
14.2.2    All transfer, recordation and documentary fees and Taxes imposed by any Governmental Authority or the Title Company on each Deed, and the conveyance of the Real Property pursuant to this Agreement to the extent customarily borne by buyers of real property in the city and county where each Property is located for similar transactions;
14.2.3    Any sales, use, personal property transfer, or similar Tax (and any associated amounts, including interest and penalties) payable in connection with the conveyance pursuant to this Agreement to the extent customarily borne by buyers of real property in the city and county where each Property is located for similar transactions;
14.2.4 Any fees or expenses payable for the assignment, transfer or conveyance of the any Tenant Leases, Equipment Leases, Residency Agreement, Operating Agreements, Licenses and Permits, and Warranties, if any;
14.2.5 Any mortgage, intangibles, intangible recording or similar Taxes (and any associated amounts, including interest and penalties), title insurance fees and expenses for any loan title insurance policies (and endorsements thereto), and recording charges or other amounts payable in connection with any financing obtained by Buyer;
14.2.6    The cost of New Surveys,

14.2.7    any premium for “extended coverage” title insurance and the cost of any Endorsements to the Title Policy;
14.2.8    Fees and expenses of Buyer’s attorneys, accountants and other consultants; and
14.2.9    All other costs customarily borne by buyers in the city and county where each Property is located for similar transactions.
14.3    The provisions of this Section 14.2 shall survive the Closing or earlier termination of this Agreement.
15.    Prorations and Adjustments.
15.1    Items to Be Prorated. The items of revenue and expense set forth in this Section 15 shall be prorated between Seller and Buyer as of the Cutoff Time (or such other time as expressly set forth herein) with Buyer being deemed the owner of the Property as of the Closing Date and with Buyer receiving credit for or charged with the entire day of the Closing. Notwithstanding the foregoing, however, the items of revenue and expense set forth in this Section 15 that pertain to the operation (excluding, for example, those pertaining to the Land, Appurtenances, Improvements and Personal Property) of the nursing facility component of The Fountains at Canterbury, Oklahoma City, Oklahoma, shall be prorated between Seller and Buyer as of the date when Buyer receives all Governmental Approvals to become the licensed operator of the nursing facility component, and solely for the purposes of such prorations, Buyer shall be treated as the owner of those items of Property that pertain to the operation of the nursing facility component and that can only be transferred upon Buyer’s receipt of the Required Governmental Approvals as of said date and with Buyer receiving credit for or charged with the entire day of said date. Except as hereinafter expressly provided, all prorations shall be done on the basis of the actual number of days in the year in which Closing occurs for the actual number of days elapsed prior to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month prior to the Closing Date, as applicable. Any net credit due to Seller as a result of the adjustments and prorations under this Section 15 shall be paid to Seller in cash at the time of the Closing. Any net credit due to Buyer as a result of the adjustments and prorations under this Section 15 shall be credited against the Purchase Price at the time of the Closing.
15.1.1    Taxes. Except as provided in Section 11.5.2, all Taxes shall be prorated as of the Cutoff Time with the amount allocable to each Party determined in accordance with the methodology set forth in the last sentence of Section 11.5.2. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on 105% of the most recent available bill; provided, however, that after the Closing, Sellers and Buyer shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period in accordance with Section 15.3. For greater certainty, this Section 15.1.1 shall survive the Closing.
15.1.12    Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Sellers and Buyer, with Buyer being credited for amounts prepaid. If there are any arrearages under the Tenant Leases as of the Closing Date relating to any period prior to the month in which the Closing occurs, such arrearages shall not be prorated; provided that Buyer shall use commercially reasonable efforts after the Closing Date to collect any such arrearages, and shall promptly remit any amounts so collected (less reasonable collection costs) to Sellers; further provided, however, that Buyer shall not be obligated to sue any Tenants or terminate any of the Tenant Leases. Any rents collected by Sellers or Buyer after the Closing Date with respect to such Tenant Leases shall be applied first to the calendar month in which the Closing occurs and prorated as between Sellers and Buyer in accordance with this Section 15.1.2 and then to any arrearages for month(s) prior to the calendar month in which the Closing occurs. Payments from Tenants for electricity, operating expenses and Taxes which are billed to Tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected. Buyer shall receive a credit for all assignable security deposits held by Sellers under the Tenant Leases which are not transferred to Buyer, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Buyer shall not receive a credit for any non-assignable security deposits held by Sellers, which Sellers shall return to the Tenant under such Tenant Lease, and Buyer shall obtain any replacement security deposit from such Tenant.
15.1.3    Residency Agreements. Any rents and other amounts prepaid, accrued or due and payable under the Residency Agreements (other than Entrance Fees and Entrance Fee Liabilities, which shall be prorated in accordance with Section 15.1.4 below) shall be prorated as of the Cut-Off Time between Sellers and Buyer on an if, as and when collected basis, with Buyer being credited for amounts prepaid. Any amounts payable under the Residency Agreements attributable to the night immediately preceding the Closing Date shall be shared equally between Buyer and Sellers. Buyer shall receive a credit for all assignable deposits held by Sellers under the Residency Agreements which are not transferred to Buyer, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Residency Agreements.
15.1.4    Entrance Fee Liabilities. The Parties acknowledge and agree that there shall be no proration with respect to Entrance Fees. At Closing, Buyer shall receive a credit for all Current Entrance Fee Liabilities. At Closing, each Seller shall assign to Buyer all of its rights to receive payments of Entrance Fees, and Buyer shall assume all Entrance Fee Liabilities.

15.1.5    Medicaid/Medicare Receivables. Sellers shall assign to Buyer at Closing all outstanding Medicaid/Medicare Receivables as of the Closing Date and Seller shall be credited for such amounts outstanding in accordance with Schedule 15.1.5.
15.1.6    Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities, which proration is addressed separately in Section 15.1.8) shall be prorated as of the Cut-Off Time between Sellers and Buyer. Buyer shall receive a credit for all deposits held by Sellers under the Contracts (together with any interest thereon) which are not transferred to Buyer, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Sellers shall receive a credit for all deposits made by Sellers under the Contracts (together with any interest thereon to the extent any such deposit is held by the applicable counterparty in an interest bearing account) which are transferred to Buyer or remain on deposit for the benefit of Buyer.
15.1.7    Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Buyer shall be prorated as of the Cut-Off Time between Sellers and Buyer. Sellers shall receive a credit for all deposits made by Sellers under the Licenses and Permits which are transferred to Buyer or which remain on deposit for the benefit of Buyer.
15.1.8    Utilities. All utility services shall be prorated as of the Cut-Off Time between Sellers and Buyer. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Sellers and Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing. Sellers shall receive a credit for all fuel stored at the Communities based on Sellers’ cost for such fuel. Sellers shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts.
15.1.9    Employee Costs. The cost of the Hired Employees’ Compensation for the calendar month in which the Closing occurs shall be prorated between Buyer and the applicable Seller based on the day of such month that the Closing occurs.
15.1.10    Compensation. Unless Applicable Law requires that such amounts be paid out to the Employees at Closing, Buyer shall receive a credit in the amount of all Compensation payable to or otherwise accruing in favor of all Employees through the date immediately prior to the Closing Date, and Buyer shall assume all Liabilities with respect thereto.

15.1.11    Resident Deposits; Refund Liabilities. Other than with respect to Entrance Fees, which shall not be prorated, Buyer shall receive a credit for all deposits paid by a Resident or a Tenant, except to the extent such deposits are transferred to Buyer.
15.1.12    Vending Machines. Sellers shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.
15.1.13    Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 15.1, (i) Sellers shall pay in full in the Ordinary Course of Business all amounts payable to vendors or other suppliers of goods or services for the Businesses (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Communities prior to Closing (and to the extent such Trade Payables have been delivered but are not due and payable as of the Closing Date, Buyer shall receive a credit in the amount so payable, and Buyer shall be responsible for the payment thereof), and (ii) Buyer shall be responsible for and shall pay for all Trade Payables for goods or services delivered to the Communities on or after the Closing Date incurred in the Ordinary Course of Business.
15.1.14    Accounts Receivable. Buyer shall purchase all other accounts receivable at Closing and Seller shall receive a credit for such amounts outstanding in accordance with Schedule 15.1.14.
15.1.15    Cash on Hand. Sellers shall receive a credit for all cash on hand at or petty cash (if any) held at the Communities which shall remain at the Communities for the benefit of Buyer.
15.1.16    Supplies; F&B. Sellers shall receive a credit for all unopened Supplies and F&B based on the applicable Seller’s cost for such items.
15.1.17    Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of senior housing properties similar to the Properties shall be adjusted and prorated as of the Closing Date in the manner customary for transactions of a similar nature.
15.2    Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Communities as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in this Section 15 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as provided herein. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The Parties shall attempt in good faith to reconcile any differences or disputes regarding such estimated closing statement prior to the Closing Date; provided, however, that if the Parties are unable to agree upon one or more matters on the Closing Statement, then Manager’s good faith estimate with respect to such matters shall prevail for purposes of Closing and pending the re-adjustment contemplated by this Section 15.
15.3    Post-Closing Adjustments. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within one hundred and twenty (120) days after the Closing Date, and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such Party. Any amounts due under Section 15 which cannot be determined within such one hundred and twenty (120)-day period shall be reconciled as soon as possible thereafter as such amounts can be determined, but in no event later than the expiration of the Survival Period, and the Parties shall have the right to audit the applicable records of each other in connection with any such post-Closing reconciliation.
15.4    Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and except to the extent Seller has received a credit at Closing as provided herein, Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, or insurance.
15.5    Survival. For greater certainty, this Section 15 shall survive the Closing.

16.    Survival, Indemnification and Release.
16.1    Seller Retained Liabilities.
16.1.1    Subject to any other express provision in this Agreement, and except to the extent Buyer has received a credit for such liabilities under this Agreement, pursuant to Section 15 or otherwise, Seller shall exclusively retain all liabilities with respect to the following matters, but only to the extent such matters arise out of or relate to the ownership, use, management, or operation of any of the Property prior to the Closing Date: (a) the payment of any amounts due and payable to third parties or accrued to third parties under any leases, contracts, agreements, and licenses and permits, (b) the payment of all taxes, including personal property, sales and use taxes due and payable or accrued for the period prior to the Closing Date, (c) any fine, penalty or charge assessed by a Governmental Authority, and (d) any claim for personal injury or property damage to a person (other than Seller or any Person claiming by or through Seller, and other than in connection with any matter for which Buyer is obligated to indemnify Seller pursuant to this Agreement) (the “Seller Retained Liabilities”); provided, however, that except as set forth in the foregoing clause (d), Seller Retained Liabilities shall not include any liabilities with respect to the physical or environmental condition of the Property (regardless of whether such condition existed prior to or exists after the Closing), including the design, construction, maintenance, engineering or environmental condition of the Property, whether or not such condition arose out of or related to the ownership, use, management or operation of any of the Property prior to the Closing. Subject to Section 16.1.2 below, Seller shall indemnify and hold harmless Buyer from and against any Liabilities incurred by Buyer to the extent resulting from the Seller Retained Liabilities.
16.1.2    All covenants of Sellers set forth in this Agreement which by their terms expressly survive the Closing, and all representations and warranties of Seller set forth in this Agreement, and all indemnification obligations of Sellers set forth in this Agreement (including the indemnity provided in Section 16.1.1 above) (collectively, the “Post-Closing Obligations”) will survive the Closing for a period commencing on the Closing Date and terminating at 5:00 p.m. (New York time) on the later of (a) March 31, 2016, and (b) the date that is nine (9) months after the Closing Date (such period being referred to herein as the “Survival Period”). No claim for any Post-Closing Obligation (a “Post-Closing Claim”) will be actionable or payable if (i) Buyer does not notify Seller and Escrow Holder in writing of such Post-Closing Claim within the Survival Period and commence a “legal action” thereon within three (3) months after the expiration of the Survival Period, or (ii) the Post-Closing Claim in question results from or is based on a condition, state of facts or other matters which Buyer obtains Knowledge of prior to Closing. Notwithstanding anything contained herein to the contrary, Sellers shall have no obligation to Buyer pursuant to this Section 16 to the extent that the aggregate amount of all Liabilities incurred by Buyer for Post-Closing Claims (A) does not exceed One Million and no/100 Dollars ($1,000,000.00) (the “Deductible”), and if such Liabilities exceed the Deductible, Buyer shall not be entitled to recover from Sellers any Liabilities up to the Deductible, or (B) which exceed, in the aggregate, one percent (1%) of the Purchase Price (the “Cap”). At Closing, Sellers shall deposit an amount equal to the Cap into escrow with Escrow Holder pursuant to the terms of the Escrow Agreement attached hereto as Exhibit H in order to secure the performance by Sellers of its Post-Closing Obligations (the “Escrow Holdback Agreement”). Notwithstanding anything contained herein to the contrary, in no event shall Sellers have any liability to Buyer for consequential, punitive, exemplary, special, treble or other forms of multiple or other non-actual damages. Notwithstanding anything to the contrary set forth in this Agreement, Sellers covenant and agree that (i) Fountains Senior Living Holdings, LLC shall not be dissolved, wound up or otherwise terminated prior to the end of the Survival Period, and (ii) none of the other Sellers shall be dissolved, wound up or otherwise terminated prior to December 31, 2015; provided that if any such Seller is dissolved, wound up or otherwise terminated prior to the end of the Survival Period that, in connection with such dissolution, winding up or termination Fountains Senior Living Holdings, LLC shall assume such Seller’s obligations under this Agreement.
16.2    Buyer Assumed Liabilities. Without limiting the Liabilities Buyer is responsible for as the purchaser and/or owner of the Properties, at Closing, Buyer shall assume (1) any and all Liabilities attributable to the Properties to the extent that the same first arise or accrue from and after the Closing or are attributable to events or circumstances (such as any tort claims, actions, omissions, accidents, injuries, breach of obligations, or other loss or damage) that first occur on or after the Closing; (2) any and all Entrance Fee Liabilities any obligation to refund the same, whether such obligation accrued prior to or after Closing (and such assumption shall be without adjustment to the Purchases Price), (3) all Liabilities accruing from and after the Closing Date in respect of or relating to the Hired Employees, and (4) any and all Liabilities to the extent that Buyer has received a credit at Closing (the “Assumed Liabilities”). For greater clarity, the Parties’ rights and obligations under this Section 16.2 shall survive the Closing. Buyer shall indemnify and hold harmless the Seller Entities from and against any Loss incurred by any Seller Entity to the extent resulting from (i) any breach of any express representations or warranties of Buyer in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) any breach by Buyer of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be) and (iii) Assumed Liabilities. In no event shall Assumed Liabilities include any Seller Retained Liabilities.
16.3    Indemnification Procedures.
16.3.1    Notification. A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under such agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 16 except to the extent the Indemnifying Party is materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in this Agreement for such representation, warranty, covenant or agreement.
16.3.2    Defense of Claim. Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 16.1 or Section 16.2, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (with counsel reasonably satisfactory to the Indemnified Party and at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided, further, that if the parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by legal counsel that it has available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, as a result of which representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of one separate counsel for such Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 16.3.2, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall select counsel and shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim. Buyer or Seller, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment does not involve any injunctive relief binding on any of the Indemnified Parties or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts in such settlement or judgment at the time of such settlement (other than solely with respect to the Deductible, to the extent such liabilities would constitute Liabilities to which the Deductible would be applicable in accordance with the applicable provisions of Section 16.1.2) and (ii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnified Party potentially affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.
16.3.3    Mitigation; Additional Indemnification Provisions. Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Section 16 (including by taking commercially reasonable efforts to seek full recovery under all insurance and indemnity provisions covering any Liabilities for which it is seeking indemnification hereunder, to the same extent as it would if such Liability were not subject to indemnification hereunder). In the event that an Indemnified Party shall fail to use or cause its Affiliates to use such commercially reasonable efforts to mitigate any claim or Liability, then notwithstanding anything else to the contrary contained in this Agreement, no Party shall be required to indemnify any Indemnified Party for any Liability that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts. For purposes of this Agreement, Liabilities shall be calculated after giving effect to any related tax benefit and amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Liabilities, net of any costs to recover such amounts. Any Indemnified Party having a claim under these indemnification provisions shall use commercially reasonable efforts to seek full recovery under all insurance and indemnity provisions covering any Liabilities for which it is seeking indemnification hereunder, to the same extent as it would if such Liability were not subject to indemnification hereunder. For purposes of any indemnification or similar obligation under this Agreement, including in this Section 16, the indemnified party will not, in any event, be entitled to any incidental, indirect, consequential, special, exemplary or punitive damages, including actual or potential lost profits, diminution in value or measures of damages based on a multiple; provided, for the avoidance of doubt, that any damages recovered by a third party against an indemnified party entitled to indemnification shall be included in such Indemnified Party’s Liabilities, regardless of the nature of the damages recovered by such third party.
16.3.4    Subrogation. In the event of payment by or on behalf of any Indemnified Party to any Indemnifying Party (including pursuant to this Agreement) in connection with any claim or demand by any Person other than the Parties hereto or their respective Affiliates, such Indemnified Party shall be subrogated to and shall stand in the place of such Indemnifying Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnifying Party shall cooperate with such Indemnified Party in a reasonable manner, and at the cost of such Indemnified Party, in presenting any subrogated right, defense or claim.
16.3.5    No Duplication. Any Liability for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant.
17.    Damage or Destruction.
17.1    Material Casualty. In the event any single Community is damaged in any material respect, or destroyed by fire or any other casualty prior to the Closing Date, Sellers shall promptly provide Buyer with written notice of such casualty and Sellers’ estimate (based on the information available to Sellers at such time) of the cost to repair the same. If the estimated cost to repair such Community exceeds twenty million dollars ($20,000,000.00) (a “Material Casualty”), Buyer shall have the right, which right shall be exercised within five (5) Business Days after Buyer receives notice of such Material Casualty, to either (a) terminate this Agreement upon written notice to Seller and Escrow Holder, in which event this Agreement shall terminate, the Deposit (less the Independent Consideration) shall be refunded to Buyer, and neither party shall have any further rights or obligations under this Agreement except for those obligations that expressly survive the termination hereof, or (b) proceed to Closing as scheduled, in which case this Agreement shall not terminate and (i) the applicable Seller shall cause all collected insurance proceeds to be paid over to Buyer (or credited against the Purchase Price with an additional credit for any deductible, self-insured or uninsured amounts) at Closing, (ii) the applicable Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds such Seller may have with respect to all policies of insurance relating to the Property at Closing (except for those proceeds allocable to lost profits and costs incurred by Sellers prior to Closing), and (iii) the applicable Seller shall pay over to Buyer all insurance proceeds collected after Closing by such Seller promptly upon receipt thereof. If Buyer shall fail to timely deliver the termination notice in accordance with subparagraph (a) above, then Buyer shall be deemed to have elected to proceed with Closing in accordance with subparagraph (b) above. In the event any single Community is damaged in any material respect, or destroyed by fire or any other casualty prior to the Closing Date, and such damage does not constitute a Material Casualty, then the Parties shall proceed to Closing in accordance with subparagraph (b) above.
17.2    Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of any part of the Real Property comprising a Community, Sellers shall promptly provide Buyer with written notice of such proceeding, together with an estimate (based on information available to Seller at such time) of the value of the Real Property that is the subject of the proceeding. If such estimated value exceeds Twenty Million and 00/100 Dollars ($20,000,000.00) (a “Material Condemnation”), Buyer shall have the right, which right shall be exercised within five (5) Business Days after Buyer receives notice of such Material

Condemnation, to either (a) terminate this Agreement upon written notice to Seller and Escrow Holder, in which event this Agreement shall terminate, the Deposit (less the Independent Contract Consideration) shall be refunded to Buyer, and neither party shall have any further rights or obligations under this Agreement except for those obligations that expressly survive the termination hereof, or (b) proceed to Closing as scheduled in which case this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. If Buyer shall fail to timely deliver the termination notice in accordance with subparagraph (a) above, then Buyer shall be deemed to have elected to proceed with Closing in accordance with subparagraph (b) above. In the event any proceedings are commenced for the taking by exercise of the power of eminent domain of any part of the Real Property comprising a Community prior to the Closing Date, and such proceeding do not constitute a Material Condemnation, then the Parties shall proceed to Closing in accordance with subparagraph (b) above.
18.    Notices. All notices, demands, or other communications of any type given by any Party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 18. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), (d) by a nationally recognized overnight delivery service or (e) by email, with confirmation of receipt. Notices transmitted to the then designated facsimile number of the Party intended to be given notice shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next Business Day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Buyer:
c/o Northstar Asset Management Group, Inc.
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
Attention: Doug Bath
Telephone: (240) 479-7121

E-mail: dbath@nsamgroup.com

With a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Harry Silvera, Esq.
Telephone: (212) 351-2348
Facsimile: (212) 716-0849
E-mail: hsilvera@gibsondunn.com

With a copy to:	The Freshwater Group, Inc. Attention: David Freshwater 2020 W. Rudasill Road Tucson, Arizona 85704 Fax: 505-212-0987
The Freshwater Group, Inc. Attention: Carl Mittendorff 2020 W. Rudasill Road Tucson, Arizona 85704 Fax: 505-212-0987

Cox, Castle & Nicholson LLP
Attention:  Kevin Kinigstein, Esq.
2029 Century Park East, Suite 2100
Los Angeles, California  90067
Telephone:  (310) 277-4222
Facsimile:  (310) 277-7889
E-mail:  kkinigstein@coxcastle.com

Sellers:	c/o AIM Group Investment Management US Inc. 1180 Peachtree Street, Suite 3000 Atlanta, Georgia 30309 Attn: Michael K. Casey Telephone: (404) 724-1830 Facsimile: (404) 724-1831 E-mail: mcasey@arcapita.com

With a copy to:	Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 Attn: Mark Mandel, Esq. Telephone: (212) 530-5026 Facsimile: (212) 530-5219 E-mail: mmandel@milbank.com
If to Escrow Holder:	First American Title Insurance Company 666 Third Avenue New York, New York 10017 Attention: Brett Habermann Telephone: (212) 850-0628 Facsimile: (212) 331-1469 E-mail: bhabermann@firstam.com
19.    Remedies.
19.1    Seller Default. If any Seller fails to perform, defaults or breaches its covenants, obligations, representations or warranties under this Agreement in any material respect (or with respect to any covenant, obligation, representation or warranty that is qualified by “materiality” or “material adverse effect,” (or correlative terms) any Seller defaults in any respect with respect to such covenant, obligation, representation or warranty), and no Buyer Default has occurred which remains uncured, and such failure to perform, default or breach continues for more than ten (10) days after written notice from Buyer specifying the same in reasonable detail (provided, however, that there shall be no cure period for Seller’s failure to deliver the Seller Closing Deliveries at Closing) (a “Seller Default”), Buyer shall have the option, as its sole and exclusive remedy at law or in equity, to either (a) terminate this Agreement by delivery of written notice of termination to Sellers, whereupon this Agreement shall terminate, Buyer and Sellers shall each be released from all liability hereunder (except for those provisions which recite that they survive termination), the Deposit (less the Independent Contract Consideration) shall be returned to Buyer, and Sellers shall reimburse Buyer for all of Buyer’s documented out-of-pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, not to exceed One Million and no/100 Dollars ($1,000,000.00), or (b) waive such Seller Default and proceed to Closing without any reduction in the Purchase Price, or (c) if the Seller Default is due to Seller’s refusal or inability to deliver the Seller Closing Deliveries in violation of its obligations under this Agreement, bring an equitable action to enforce this Agreement by specific performance; provided, however, that with respect to an action for specific performance, (i) Buyer shall provide written notice of Buyer’s intention to enforce this Agreement, the specific performance, and (ii) Buyer’s suit for specific performance shall be filed against the applicable Seller in a court having jurisdiction in the county and state in which the applicable Property is located, on or before ninety (90) days following the Seller Default, failing which, Buyer shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein. Nothing contained herein is intended to or shall be construed to limit any right or remedy of Buyer after the Closing for any Post-Closing Claim, which shall be governed by Section 16.1.
19.2    Buyer Default. If Buyer fails to perform, defaults or breaches its covenants, obligations, representations or warranties under this Agreement in any material respect (or with respect to any covenant, obligation, representation or warranty that is qualified by “materiality” or “material adverse effect,” (or correlative terms) Buyer defaults in any respect with respect to such covenant, obligation, representation or warranty), and no Seller Default has occurred which remains uncured, and such failure to perform, default or breach continues for more than ten (10) days after written notice from Sellers specifying the same in reasonable detail (provided, however, that there shall be no cure period for Buyer’s failure to deliver the Purchase Price at Closing) (a “Buyer Default”), Sellers shall have the option, as their sole and exclusive remedy at law or in equity, to either (i) terminate this Agreement by delivery of written notice of termination to Sellers, whereupon this Agreement shall terminate, Buyer and Sellers shall each be released from all liability hereunder (except for those provisions which recite that they survive termination), the Deposit shall be paid to Sellers as liquidated damages, or (ii) waive such Buyer Default and proceed to Closing without any increase in the Purchase Price.
19.3    LIQUIDATED DAMAGES. BUYER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLERS MAY SUFFER. THEREFORE BUYER AND SELLERS DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLERS WOULD SUFFER IN THE EVENT THAT THE CLOSING DOES NOT OCCUR AS HEREIN PROVIDED ON OR BEFORE THE OUTSIDE CLOSING DATE BY REASON OF ANY DEFAULT BY BUYER IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT; AND, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR THE CLOSING NOT OCCURRING AS HEREIN PROVIDED ON OR BEFORE THE OUTSIDE CLOSING DATE BY REASON OF ANY DEFAULT BY BUYER, SAID AMOUNT SHALL BE DISBURSED TO SELLERS AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A BREACH OF THIS AGREEMENT BY BUYER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES FOR SUCH BREACH. NOTHING CONTAINED IN THIS SECTION 19.3 SHALL WAIVE, AFFECT OR LIMIT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS OR BUYER’S

LIABILITY WITH RESPECT TO SUCH INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.
____MKC________                _____RJL_______
Sellers’ Initials                 Buyer’s Initials
20.    Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property (each, an “Assignment”) without the prior written consent of Sellers, which consent may be given or withheld in Seller’s sole discretion; provided, that Buyer shall have the right, without the consent of Sellers, to effectuate an Assignment to any one or more of the following Persons: (a) NorthStar Asset Management Group, Inc. (“NSAM”), (b) a managed company or strategic partnered vehicle of NSAM, (c) The Freshwater Group, or (d) an Affiliate of a Person described in the foregoing clauses (a), (b) and (c). Any Assignment, to the extent permitted or otherwise approved by Sellers pursuant to this Section 20, shall (i) be in writing in a form acceptable to Sellers, executed by Buyer and the assignee thereunder, and delivered to Sellers at least five (5) Business Days prior to the Closing Date, (ii) provide for the assignee to assume all of Buyer’s obligations hereunder and succeed to all of Buyer’s rights and remedies hereunder, and (iii) not relieve Buyer from any liability under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without the consent of Sellers, and without effectuating an Assignment, to designate one or more special purpose entities controlled by Buyer to take title to any one or more individual Properties at Closing; provided that in such event Buyer shall continue to be liable under this Agreement.
21.    Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any Party hereto. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.
22.    Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of the other Party hereunder, but any such waiver shall be effective only if in writing and signed by the Party waiving such conditions and obligations.
23.    Attorneys’ Fees. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.
24.    Entire Agreement; Survival. This Agreement, including all Exhibits and Schedules attached hereto, together with the Non-Disclosure Agreement and the Access and Exclusivity Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the Parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the Parties hereunder and all other provisions of this Agreement shall survive the Closing of this Agreement, except as expressly limited herein.
25.    Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the Parties.
26.    Time Is of the Essence; Calculation of Time Periods. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the State(s) where the Property is located, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the State(s) where the Property is located. Unless otherwise provided herein, the last day of any period of time described herein shall be deemed to end at 11:59 p.m. New York, NY time.
27.    Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other Party in connection with this transaction, and that neither Party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any Party with respect to the transaction contemplated hereby, except that Seller will pay a commission to Brokers under the terms of a separate agreement among Sellers and Brokers. Such commission shall be payable on the Closing Date from the proceeds of the Purchase Price deposited by Buyer. Each Party hereby indemnifies and agrees to hold the other Party harmless from any Liability resulting to the other Party by reason of a breach of the representation and warranty made by such Party in this Section 27.

28.    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
29.    Intentionally Omitted.
30.    No Option; Binding Effect. The submission of this Agreement for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell. This Agreement shall have no binding effect and will only be effective upon Sellers’ and Buyer’s execution and mutual receipt of the executed version of this Agreement. Escrow Holder’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.
31.    Public Announcements. Buyer shall have the right to make a public announcement regarding the transaction described in this Agreement only after the Closing; provided, however, that Sellers shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed.
32.    No Recording. Buyer shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records, and any such recordation shall be a material default by Buyer hereunder.  Buyer hereby grants a power of attorney to each Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Buyer a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.
33.    Joint and Several Liability of Sellers. All liabilities and obligations of Sellers under this Agreement shall be joint and several.

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Signatures begin on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

Fountains Portfolio Owner, LLC, a Delaware limited liability company

By: __/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President,
General Counsel and Secretary

SELLER:
FOUNTAINS ALBEMARLE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS BOCA CIEGA SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS BRONSON PLACE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS CANTERBURY SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS CARLOTTA SL, L.P.

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS CRYSTAL LAKE AP, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS FRANKLIN SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS GREENBRIAR SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS LA CHOLLA SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS LAKE WOODS POINTE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS MILLBROOK SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS MILLBROOK AP, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS RIVERVUE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS SEA BLUFFS SL, LP

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS WASHINGTON HOUSE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS BELLEVUE SL, LLC

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President
FOUNTAINS LA JOLLA SL, LP

By:	/s/ Michael K. Casey
Name:	Michael K. Casey
Its:	Vice President

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Holder under this Agreement in strict accordance with its terms.
FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Brett Habermann
Name:	Brett Habermann
Its:	Underwriting Counsel